Exhibit 99(b)

Wachovia

First Quarter 2004

Quarterly Earnings Report

April 19, 2004

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003, PRESENTED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), WHICH MAY BE FOUND IN WACHOVIA’S 2003 ANNUAL REPORT ON FORM 10-K.

ALL NARRATIVE COMPARISONS ARE WITH FOURTH QUARTER 2003 UNLESS OTHERWISE NOTED.

THE INFORMATION CONTAINED HEREIN INCLUDES CERTAIN NON-GAAP FINANCIAL MEASURES. PLEASE REFER TO PAGE 35-38 FOR AN IMPORTANT EXPLANATION OF OUR USE OF NON-GAAP MEASURES AND RECONCILIATION OF THOSE NON-GAAP MEASURES TO GAAP.

Wachovia 1Q04 Quarterly Earnings Report

First Quarter 2004 Financial Highlights

Versus 4Q03

•	Record earnings of $1.3 billion, up 14% over 4Q03 and 22% over 1Q03

—	EPS of $0.94 up 13% from 4Q03 and up 24% from 1Q03

•	Excluding $0.04 per share of net merger-related and restructuring expenses, EPS of $0.98 up 11% from 4Q03 and up 24% from 1Q03

•	Record segment earnings and double-digit growth in all four businesses reflect strong execution in both core banking and market-related businesses

—	General Bank a record $686 million, up 21% and up 13% from 1Q03

—	Capital Management a record $146 million, up 10%, and up 90% from 1Q03 due to the effect of the Wachovia Securities retail brokerage transaction

—	Wealth Management a record $48 million, up 14% and up 26% from 1Q03

—	Corporate and Investment Bank a record $454 million, up 46% and up 62% from 1Q03

•	Record revenue of $5.7 billion grew 2% or 8% annualized

—	Fee and other income of $2.8 billion grew 6% or 24% annualized, to 49% of total revenue

•	Provision expense of $44 million decreased 49% linked quarter and 80% from 1Q03

—	Net charge-offs were 13 bps of average loans

•	Total noninterest expense declined 3% to $3.7 billion

•	NPAs declined 7% to $1.1 billion; down 39% from 1Q03

•	Average diluted share count decreased 6 million shares to 1,326 million

Since the beginning of 2004, we have repositioned our balance sheet to be modestly asset sensitive under a broad range of scenarios.

—	Primarily achieved by converting floating rate liabilities to fixed

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Wachovia 1Q04 Quarterly Earnings Report

Earnings Reconciliation

Earnings Reconciliation	2004		2003								1 Q 04 EPS
	First Quarter		Fourth Quarter		Third Quarter		Second Quarter		First Quarter
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	vs 4 Q 03	vs 1 Q 03
Net income available to common stockholders (GAAP)	$1,251	0.94	1,100	0.83	1,105	0.83	1,031	0.77	1,023	0.76	13%	24
Dividends on preferred stock	—	—	—	—	—	—	1	—	4	—	—	—

Net income	1,251	0.94	1,100	0.83	1,105	0.83	1,032	0.77	1,027	0.76	13	24
Cumulative effect of a change in accounting principle	—	—	—	—	17	(0.01)	—	—	—	—	—	—
Net merger-related and restructuring expenses	48	0.04	75	0.05	83	0.06	60	0.04	40	0.03	(20)	33

Earnings excluding merger-related and restructuring expenses, and cumulative effect of a change in accounting principle	1,299	0.98	1,175	0.88	1,171	0.88	1,092	0.81	1,067	0.79	11	24
Deposit base and other intangible amortization	69	0.05	74	0.06	79	0.05	81	0.06	88	0.07	(17)	(29)

Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle	$1,368	1.03	1,249	0.94	1,250	0.93	1,173	0.87	1,155	0.86	10%	20

•	Expected remaining amortization of existing intangibles for 2004: 2Q04 $0.05; 3Q04 $0.05; 4Q04 $0.04; calculated using average diluted shares outstanding of 1,326 million

1Q03 and 1Q04 WB results reflect net income excluding merger-related and restructuring expenses of $40 million and $48 million ($0.03 and $0.04 per share). Incremental per share impacts discussed are on a segment earnings basis. See pages 8 - 12 and 19 - 29 for a discussion of business segment results.

(a)	Segment amounts exclude provision expense calculated using a 35% tax rate.
(b)	See page 29 for a description of the Parent segment. In 1Q04 Parent contribution was lower due to lower net investment security gains/losses and higher legal and minority interest expense, partially offset by higher net interest income.
(c)	We estimate that approximately 25% - 30% of WMG earnings are from market-related businesses.
(d)	CMG segment results do not reflect Prudential Financial, Inc.’s minority interest in Wachovia Securities Financial Holdings, LLC, which is included in Parent.

(See Appendix, page 15 for further detail)

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Wachovia 1Q04 Quarterly Earnings Report

Summary Results

Earnings Summary	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net interest income (Tax-equivalent)	$2,923	2,942	2,717	2,603	2,601	(1)%	12
Fee and other income	2,757	2,604	2,616	2,158	2,066	6	33

Total revenue (Tax-equivalent)	5,680	5,546	5,333	4,761	4,667	2	22
Provision for loan losses	44	86	81	195	224	(49)	(80)
Other noninterest expense	3,445	3,511	3,295	2,774	2,701	(2)	28
Merger-related and restructuring expenses	99	135	148	96	64	(27)	55
Other intangible amortization	112	120	127	131	140	(7)	(20)

Total noninterest expense	3,656	3,766	3,570	3,001	2,905	(3)	26
Minority interest in income of consolidated subsidiaries	57	63	55	16	9	(10)	—

Income before income taxes and cumulative effect of a change in accounting principle (Tax-equivalent)	1,923	1,631	1,627	1,549	1,529	18	26
Income taxes (Tax-equivalent)	672	531	539	517	502	27	34

Income before cumulative effect of a change in accounting principle	1,251	1,100	1,088	1,032	1,027	14	22
Cumulative effect of a change in accounting principle	—	—	17	—	—	—	—

Net income	$1,251	1,100	1,105	1,032	1,027	14%	22

Diluted earnings per common share	$0.94	0.83	0.83	0.77	0.76	13%	24
Dividend payout ratio on common shares	42.55%	42.17	42.17	37.66	34.21	—	—
Return on average common stockholders’ equity	15.37	13.58	13.71	12.78	12.94	—	—
Return on average assets	1.26	1.12	1.16	1.21	1.23	—	—
Overhead efficiency ratio (Tax-equivalent)	64.36%	67.90	66.95	63.03	62.25	—	—
Operating leverage (Tax-equivalent)	$244	18	2	(1)	293	—%	(17)

Record Earnings

•	Net interest income declined by $19 million, to $2.9 billion

—	1Q04 decline more modest than originally expected due to higher interest payments on loans returning to accrual status and commercial loan prepayment fees, lower mortgage prepayments and higher than typical income on trading portfolio assets

•	Fee and other income increased 6% or $153 million reflecting strength in core banking businesses and exceptional momentum in market-related revenue

•	Provision expense decreased 49% to $44 million reflecting favorable results in both recoveries and asset sales

(See Appendix, pages 15 - 18 for further detail)

MINORITY INTEREST IN PRE-TAX INCOME OF CONSOLIDATED ENTITIES IS ACCOUNTED FOR AS AN EXPENSE ON OUR INCOME STATEMENT. BEGINNING IN THE THIRD QUARTER 2003, MINORITY INTEREST INCLUDES THE EXPENSE REPRESENTED BY PRUDENTIAL FINANCIAL, INC.’S 38% OWNERSHIP INTEREST IN WACHOVIA SECURITIES FINANCIAL HOLDINGS, LLC (WSFH) CREATED ON JULY 1, 2003, IN ADDITION TO THE EXPENSE ASSOCIATED WITH OTHER MINORITY INTERESTS IN OUR CONSOLIDATED SUBSIDIARIES.

THIS GAAP BASIS MINORITY INTEREST EXPENSE IS NOT ACCOUNTED FOR IN THE SAME MANNER IN THE FINANCIAL STATEMENTS OF PRUDENTIAL FINANCIAL, INC. UNDER PURCHASE ACCOUNTING, EACH ENTITY CONTRIBUTING BUSINESSES TO WSFH RECORDS FAIR VALUE ADJUSTMENTS TO THE ASSETS AND LIABILITIES CONTRIBUTED BY THE OTHER ENTITY. THEREFORE, THE AMOUNT REFLECTED HEREIN SHOULD NOT BE USED TO FORECAST THE IMPACT OF PRUDENTIAL FINANCIAL’S MINORITY INTEREST IN WSFH ON ITS RESULTS.

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Wachovia 1Q04 Quarterly Earnings Report

Other Financial Measures

Performance Highlights

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(Dollars in millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Earnings excluding merger-related and restructuring expenses, and cumulative effect of change in accounting principle(a)(b)
Net income	$1,299	1,175	1,171	1,092	1,067	11%	22
Return on average assets	1.31%	1.20	1.23	1.28	1.28	—	—
Return on average common stockholders’ equity	15.95	14.41	14.46	13.49	13.45	—	—
Overhead efficiency ratio (Tax-equivalent)	62.61	65.45	64.18	61.02	60.87	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	56.52%	60.00	58.23	57.93	57.49	—	—
Operating leverage (Tax-equivalent)	$208	6	54	30	213	—%	(2)

Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle(a)(b)
Net income	$1,368	1,249	1,250	1,173	1,155	10%	18
Dividend payout ratio on common shares	38.83%	37.23	37.63	33.33	30.23	—	—
Return on average tangible assets	1.42	1.32	1.36	1.43	1.44	—	—
Return on average tangible common stockholders’ equity	26.97	24.83	24.97	23.32	23.71	—	—
Overhead efficiency ratio (Tax-equivalent)	60.64	63.28	61.79	58.27	57.87	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	54.06%	57.30	55.24	54.81	54.13	—	—
Operating leverage (Tax-equivalent)	$200	(1)	50	21	205	—%	(2)

Other financial data
Net interest margin	3.55%	3.64	3.57	3.81	3.90	—	—
Fee and other income as % of total revenue	48.53	46.95	49.05	45.34	44.27	—	—
Effective income tax rate	32.73	29.76	30.41	30.54	29.94	—	—
Tax rate (Tax-equivalent) (c)	34.93%	32.57	33.10	33.37	32.86	—	—

Asset quality
Allowance as % of loans, net	1.49%	1.51	1.59	1.66	1.67	—	—
Allowance as % of nonperforming assets	232	219	175	166	158	—	—
Net charge-offs as % of average loans, net	0.13	0.39	0.33	0.43	0.49	—	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.63%	0.69	0.95	1.04	1.08	—	—

Capital adequacy
Tier 1 capital ratio (d)	8.59%	8.52	8.67	8.33	8.27	—	—
Tangible capital ratio	5.26	5.16	5.41	5.75	5.94	—	—
Leverage ratio (d)	6.33%	6.36	6.56	6.78	6.71	—	—

Other
Average diluted common shares	1,326	1,332	1,338	1,346	1,346	—%	(1)
Actual common shares	1,312	1,312	1,328	1,332	1,345	—	(2)
Dividends paid per common share	$0.40	0.35	0.35	0.29	0.26	14	54
Dividends paid per preferred share	—	—	—	0.01	0.04	—	—
Book value per common share	25.42	24.71	24.71	24.37	23.99	3	6
Common stock price	47.00	46.59	41.19	39.96	34.07	1	38
Market capitalization	$61,650	61,139	54,701	53,228	45,828	1	35
Common stock price to book	185%	189	167	164	142	—	—
FTE employees	85,460	86,114	86,635	78,965	79,435	(1)	8
Total financial centers/brokerage offices	3,305	3,360	3,399	3,176	3,251	(2)	2
ATMs	4,404	4,408	4,420	4,479	4,539	—%	(3)

(a)	See tables on page 2, and on pages 36 through 38 for reconciliation to earnings prepared in accordance with GAAP.
(b)	See page 3 for the most directly comparable GAAP financial measure and pages 36 through 38 for reconciliation to earnings prepared in accordance with GAAP.
(c)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(d)	The first quarter of 2004 is based on estimates.

Key Points

•	Cash overhead efficiency ratio of 60.64%; excluding our large retail brokerage operation, ratio would have been 54.06%

•	Net interest margin decreased 9 bps to 3.55% reflecting the continued investment of FDIC-insured sweep deposit growth, up an average $11.5 billion during the quarter

•	Tax rate increase related to higher level of earnings

•	Allowance to NPAs of 232% at a five-year high; allowance to loans of 1.49% dropped slightly due to overall improvement in credit quality and shift in mix toward more consumer real estate-secured loans

•	Tier 1 capital ratio rose 7 bps to 8.59%; leverage ratio declined 3 bps to 6.33%

•	Average diluted shares down 6 million reflecting repurchase of 8.2 million shares at an average cost of $47.46 per share, offset by the effect of in-the-money employee stock options

(See Appendix, pages 15-18 for further detail)

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Wachovia 1Q04 Quarterly Earnings Report

Loan and Deposit Growth

Average Balance Sheet Data

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Assets
Trading assets	$20,956	20,038	18,941	18,254	16,298	5%	29
Securities	98,222	94,584	78,436	68,994	72,116	4	36
Commercial loans, net
General Bank	50,734	50,397	49,930	50,015	49,322	1	3
Corporate and Investment Bank	29,753	30,861	31,950	34,399	35,890	(4)	(17)
Other	9,881	9,370	9,032	8,050	7,827	5	26

Total commercial loans, net	90,368	90,628	90,912	92,464	93,039	—	(3)
Consumer loans, net	68,813	68,972	67,082	65,271	64,925	—	6

Total loans, net	159,181	159,600	157,994	157,735	157,964	—	1

Other earning assets (a)	51,961	48,052	48,132	28,892	22,217	8	—

Total earning assets	330,320	322,274	303,503	273,875	268,595	2	23
Cash	10,957	10,728	11,092	10,845	10,887	2	1
Other assets	57,257	55,828	62,111	56,998	57,799	3	(1)

Total assets	$398,534	388,830	376,706	341,718	337,281	2%	18

Liabilities and Stockholders’ Equity
Core interest-bearing deposits	162,070	148,413	140,960	136,828	131,545	9	23
Foreign and other time deposits	15,349	18,168	14,680	14,383	15,960	(16)	(4)

Total interest-bearing deposits	177,419	166,581	155,640	151,211	147,505	7	20
Short-term borrowings	75,053	81,569	74,323	52,049	50,055	(8)	50
Long-term debt	37,269	35,855	36,388	35,751	38,744	4	(4)

Total interest-bearing liabilities	289,741	284,005	266,351	239,011	236,304	2	23
Noninterest-bearing deposits	46,603	45,696	44,755	42,589	41,443	2	12
Other liabilities	29,453	26,988	33,615	27,756	27,482	9	7

Total liabilities	365,797	356,689	344,721	309,356	305,229	3	20
Stockholders’ equity	32,737	32,141	31,985	32,362	32,052	2	2

Total liabilities and stockholders’ equity	$398,534	388,830	376,706	341,718	337,281	2%	18

(a) Includes loans held for sale, interest-bearing bank balances, federal funds sold and securities purchased under resale agreements

Memoranda
Low-cost core deposits	$167,765	154,176	145,558	137,366	128,936	9%	30
Other core deposits	40,908	39,933	40,157	42,051	44,052	2	(7)

Total core deposits	$208,673	194,109	185,715	179,417	172,988	8%	21

Key Points

•	Securities increased 4% as a result of investing proceeds from robust deposit growth in General Bank and Retail Brokerage

—	Duration of investment portfolio declined to 2.2 years from 2.9 years at year end; excluding floating rate assets tied to our FDIC-insured sweep product, duration declined to 2.4 years from 3.2 years

•	Commercial loans declined $260 million; period-end commercial loans up $712 million or 1%

—	General Bank commercial loans were $31.5 billion up 1% linked quarter and 11% from 1Q03

—	General Bank commercial real estate loans declined $78 million

—	Corporate and Investment Bank commercial loans were down $1.1 billion

•	Consumer loans were relatively flat as $1.5 billion growth in the General Bank was more than offset by a reduction in the Parent; up 6% from 1Q03 due to growth in consumer real estate-secured loans

—	Retail and Small Business sub-segment consumer loan production up 5% linked quarter

•	Other earning assets include $9.2 billion of prime equity lines in held for sale and $6.2 billion of margin loans

•	Low-cost core deposits up 9% linked quarter and up 30% from 1Q03 levels; total core deposits increased 8% from 4Q03 and 21% from 1Q03 levels

—	Total core deposits included an additional $11.5 billion FDIC-insured sweep deposits, of which $9.3 billion were low-cost core

—	Non-FDIC-insured sweep related low-cost core deposits up 3% linked quarter and 20% from 1Q03

(See Appendix, pages 16-17 for further detail)

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Wachovia 1Q04 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2004	2003				1 Q 04	1 Q 04
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	vs 4 Q 03	vs 1 Q 03
Service charges	$471	436	439	426	430	8%	10
Other banking fees	259	241	257	248	233	7	11
Commissions	792	778	765	468	418	2	89
Fiduciary and asset management fees	679	672	662	474	469	1	45
Advisory, underwriting and other investment banking fees	192	213	191	220	145	(10)	32
Trading account profits (losses)	74	5	(46)	49	77	1,380	(4)
Principal investing	38	(13)	(25)	(57)	(44)	392	186
Securities gains (losses)	2	(24)	22	10	37	108	(95)
Other income	250	296	351	320	301	(16)	(17)

Total fee and other income	$2,757	2,604	2,616	2,158	2,066	6%	33

Record Fee Income

•	Fee and other income increased 6% to $2.8 billion

—	Strong improvement in capital markets-related revenue was partially offset by lower held for sale gains, securitization income and securities losses in the investment portfolio

—	Up 33% from 1Q03 on strength in all major categories

•	Service charges grew 8% on seasonal strength in commercial DDA as well as improvement in consumer DDA charges; up 10% over the prior year quarter

•	Other banking fees grew 7% driven by higher debit card interchange volume and commercial mortgage servicing fees

•	Commissions increased 2% on stronger retail brokerage volume

•	Fiduciary and asset management fees up $7 million or 1% due to improving equity markets

•	Advisory, underwriting and other investment banking fees declined $21 million

—	Improvement in equity capital markets, loan syndications and fixed income credit products was more than offset by declines from strong 4Q03 results in M&A and asset-backed and structured products

—	Up 32% from 1Q03

•	Trading account profits improved $69 million linked quarter to $74 million driven by strong fixed income results

•	Principal investing results improved by $51 million to a gain of $38 million largely on improvement in direct investing results

•	Other income declined 16% reflecting a $22 million decline in securitization income and $36 million lower held for sale gains

(See Appendix, pages 17-18 for further detail)

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Wachovia 1Q04 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2004	2003				1 Q 04	1 Q 04
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	vs 4 Q 03	vs 1 Q 03
Salaries and employee benefits	$2,182	2,152	2,109	1,748	1,699	1%	28
Occupancy	229	244	220	190	197	(6)	16
Equipment	259	285	264	238	234	(9)	11
Advertising	48	56	38	34	32	(14)	50
Communications and supplies	151	156	159	140	143	(3)	6
Professional and consulting fees	109	146	109	105	100	(25)	9
Sundry expense	467	472	396	319	296	(1)	58

Other noninterest expense	3,445	3,511	3,295	2,774	2,701	(2)	28
Merger-related and restructuring expenses	99	135	148	96	64	(27)	55
Other intangible amortization	112	120	127	131	140	(7)	(20)

Total noninterest expense	$3,656	3,766	3,570	3,001	2,905	(3)%	26

Key Points

•	Other noninterest expense decreased 2% from 4Q03 levels, which included $94 million in discretionary items

•	Salaries and employee benefits increased 1% primarily due to higher incentive costs

•	Occupancy declined $15 million largely reflecting a $14 million lease write-off in 4Q03

•	Equipment expense declined $26 million primarily reflecting higher 4Q03 depreciation expense

•	Advertising costs declined 14% from 4Q03 levels which reflected higher brand advertising

•	Professional and consulting fees fell $37 million reflecting higher seasonal billings in 4Q03

(See Appendix, page 18 for further detail)

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Wachovia 1Q04 Quarterly Earnings Report

Consolidated Results—Segment Summary

Wachovia Corporation

Performance Summary

	Three Months Ended March 31, 2004
(In millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Merger-Related and Restructuring Expenses	Total Corporation
Income statement data
Total revenue (Tax-equivalent)	$2,459	1,455	259	1,309	198	—	5,680
Noninterest expense	1,313	1,226	184	618	216	99	3,656
Minority interest	—	—	—	—	79	(22)	57
Segment earnings	$686	146	48	454	(35)	(48)	1,251

Performance and other data
Economic profit	$502	107	32	279	(29)	—	891
Risk adjusted return on capital (RAROC)	48.52%	41.73	45.19	34.42	5.34	—	36.43
Economic capital, average	$5,384	1,403	382	4,794	2,130	—	14,093
Cash overhead efficiency ratio (Tax-equivalent)	53.43%	84.29	71.14	47.17	51.80	—	60.64
FTE employees	34,349	19,581	3,745	4,355	23,430	—	85,460

Business mix/Economic capital
Based on total revenue	43.29%	25.62	4.56	23.05
Based on segment earnings	52.81	11.24	3.70	34.95
Average economic capital change (1Q04 vs. 1Q03)	(5.00)%	107.00	7.00	(24.00)

(a)	Market-Related businesses include Capital Management, Investment Banking and Principal Investing (from CIB), and fee and other income results in Wealth Management.

(b)	Traditional Banking businesses include Corporate Lending and Treasury & Trade Finance (from CIB), and the net interest income results in Wealth Management, the Parent and all of the General Bank, excluding Wachovia Mortgage Corp. This presentation is for illustrative purposes and is not indicative of how Wachovia manages its business segments for GAAP purposes. See page 15 for a discussion of business segment reporting.

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Wachovia 1Q04 Quarterly Earnings Report

General Bank

This segment includes Retail and Small Business and Commercial.

General Bank

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,854	1,877	1,883	1,811	1,745	(1)%	6
Fee and other income	566	498	559	570	554	14	2
Intersegment revenue	39	49	46	43	42	(20)	(7)

Total revenue (Tax-equivalent)	2,459	2,424	2,488	2,424	2,341	1	5
Provision for loan losses	67	144	121	99	105	(53)	(36)
Noninterest expense	1,313	1,384	1,316	1,305	1,279	(5)	3
Income taxes (Tax-equivalent)	393	327	383	373	349	20	13

Segment earnings	$686	569	668	647	608	21%	13

Performance and other data
Economic profit	$502	423	499	467	436	19%	15
Risk adjusted return on capital (RAROC)	48.52%	41.12	45.86	43.80	42.36	—	—
Economic capital, average	$5,384	5,573	5,681	5,711	5,641	(3)	(5)
Cash overhead efficiency ratio (Tax-equivalent)	53.43%	57.05	52.92	53.82	54.65	—	—
Lending commitments	$69,977	65,457	63,509	63,712	59,557	7	17
Average loans, net	118,032	116,195	114,378	113,110	110,983	2	6
Average core deposits	$160,669	157,974	155,177	151,291	145,631	2	10
FTE employees	34,349	34,516	34,852	35,267	35,892	—%	(4)

General Bank Key Metrics
	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Customer overall satisfaction score (a)	6.58	6.57	6.55	6.54	6.55	—%	—
New/Lost ratio	1.41	1.28	1.17	1.11	1.02	10	38
Online product and service enrollments (In thousands) (b)	6,637	6,239	5,915	5,609	5,220	6	27
Online active customers (In thousands) (b)	2,240	2,144	1,991	1,884	1,672	4	34
Financial centers	2,531	2,565	2,580	2,619	2,692	(1)	(6)
ATMs	4,404	4,408	4,420	4,479	4,539	—%	(3)

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”.
(b)	Retail and small business.

Segment earnings a record $686 million, up 21% and up 13% from 1Q03

•	Total revenue increased 1% from 4Q03 as growth in other banking fees, held for sale gains and service charges offset declines in net interest income and mortgage banking

—	Non-mortgage revenue up 2% linked quarter to $2.4 billion; up 10% from 1Q03

—	Mortgage revenue declined 12% linked quarter to $92 million; down 50% versus 1Q03

•	Provision expense declined 53% and was down 36% from 1Q03

—	Gross charge-offs of $103 million and recoveries of $38 million vs. $164 million and $35 million, respectively, in 4Q03

—	Linked quarter decline primarily related to 4Q03 change in accounting methodology for charge-offs on residential real-estate secured loans and sales/transfers to held for sale

•	Expenses declined 5% driven by lower production-based incentive accruals and higher depreciation in 4Q03

—	4Q03 expenses also included $21 million of higher corporate allocations related to discretionary spending

•	Average loans up 2% largely on growth in home equity and student loans; up 6% from 1Q03

•	Low-cost core deposit momentum continued with growth of 3% linked quarter and 21% over 1Q03; core deposits grew 2% linked quarter and 10% over 1Q03

•	Customer satisfaction scores and new/lost ratio at all-time highs

(See Appendix, pages 19—21 for further discussion of business unit results)

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Wachovia 1Q04 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

Capital Management

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$118	95	79	37	38	24%	—
Fee and other income	1,350	1,327	1,304	814	746	2	81
Intersegment revenue	(13)	(17)	(17)	(16)	(19)	24	32

Total revenue (Tax-equivalent)	1,455	1,405	1,366	835	765	4	90
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	1,226	1,197	1,161	684	644	2	90
Income taxes (Tax-equivalent)	83	75	74	56	44	11	89

Segment earnings	$146	133	131	95	77	10%	90

Performance and other data
Economic profit	$107	95	94	76	59	13%	81
Risk adjusted return on capital (RAROC)	41.73%	38.46	39.72	53.68	46.17	—	—
Economic capital, average	$1,403	1,374	1,299	712	678	2	—
Cash overhead efficiency ratio (Tax-equivalent)	84.29%	85.09	85.00	82.01	84.12	—	—
Average loans, net	$139	156	135	137	129	(11)	8
Average core deposits	$18,339	7,009	1,622	1,218	1,273	—	—
FTE employees	19,581	19,937	20,012	12,404	12,324	(2)%	59

Capital Management Key Metrics

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Separate account assets	$146,405	137,267	126,560	123,223	119,131	7%	23
Mutual fund assets	104,154	109,359	113,700	115,414	112,803	(5)	(8)

Total assets under management (a)	250,559	246,626	240,260	238,637	231,934	2	8
Securities lending	36,200	—	—	—	—	—	—

Total assets under management and securities lending	$286,759	246,626	240,260	238,637	231,934	16	24

Gross fluctuating mutual fund sales	$4,378	3,892	4,802	6,645	6,342	12	(31)

Full-service financial advisors series 7	8,133	8,192	8,309	4,613	4,714	(1)	73
Financial center advisors series 6	3,081	3,270	3,316	3,331	3,340	(6)	(8)
Broker client assets	$614,800	603,100	568,500	282,200	265,100	2	—
Margin loans	$6,143	6,097	5,832	2,436	2,394	1	—
Brokerage offices (Actual)	3,273	3,328	3,367	3,146	3,221	(2)%	2

(a)	Includes $60 billion in assets managed for Wealth Management which are also reported in that segment.

Retail Brokerage Integration

	2004
	First Quarter	2003	Cumulative Total	Goal	% of Goal Complete
Merger costs (Dollars in millions)	$90	203	293	1,128	26%
Position reductions	109	86	195	1,750	11
Real estate square footage reduction (In millions)	0.2	0.5	0.7	2.7	26
Branches consolidated	24	22	46	150	31%

Segment earnings a record $146 million, up 10%

•	Revenue was up 4% or $50 million from 4Q03 on stronger net interest income from the FDIC-insured sweep product as well as brokerage commissions

•	Expenses rose 2%; higher broker commissions more than offset declines in advertising costs from 4Q03 levels

•	AUM rose 2% on $591 million in net equity fund inflows and higher valuations, despite approximately $5 billion in money market outflows largely relating to our FDIC-insured sweep product during the quarter

—	69% of Evergreen portfolios rated 4 or 5 stars; 67% of fluctuating taxable funds in top 2 Lipper quartiles

—	Completed acquisition in early 1Q04 that added $38 billion in securities lending and AUM

•	Merger integration proceeding as planned; regretted broker attrition better than expected, 24 branches consolidated during the quarter

(See Appendix, pages 22—23 for further discussion of business unit results)

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Wachovia 1Q04 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning, and Insurance Brokerage (property and casualty, high net worth life).

Wealth Management

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$115	115	114	107	103	—%	12
Fee and other income	143	137	132	132	133	4	8
Intersegment revenue	1	1	1	2	1	—	—

Total revenue (Tax-equivalent)	259	253	247	241	237	2	9
Provision for loan losses	—	1	2	5	4	—	—
Noninterest expense	184	188	183	178	174	(2)	6
Income taxes (Tax-equivalent)	27	22	23	22	21	23	29

Segment earnings	$48	42	39	36	38	14%	26

Performance and other data
Economic profit	$32	26	24	24	26	23%	23
Risk adjusted return on capital (RAROC)	45.19%	37.48	35.42	36.27	40.33	—	—
Economic capital, average	$382	392	391	376	358	(3)	7
Cash overhead efficiency ratio (Tax-equivalent)	71.14%	73.84	74.10	74.34	73.11	—	—
Lending commitments	$4,117	4,012	3,843	3,678	3,343	3	23
Average loans, net	10,395	10,072	9,858	9,705	9,447	3	10
Average core deposits	$11,503	11,359	11,101	10,799	10,628	1	8
FTE employees	3,745	3,791	3,802	3,842	3,843	(1)%	(3)

Wealth Management Key Metrics(a)
	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Assets under management (b)	$60,200	59,200	56,700	57,100	55,100	2%	9

Client relationships (Actual)	70,630	70,897	70,279	64,719	62,814	—	12
Wealth Management advisors (Actual)	954	960	993	1,027	1,068	(1)%	(11)

(a)	Historical periods restated to reflect subsequent consolidations of client accounts, as well as transfers of assets to other business units.

Future restatements may occur as relationships are moved to channels that best meet client needs.

(b)	These assets are managed by and reported in Capital Management.

Segment earnings a record $48 million, up 14%

•	Fee and other income rose 4% from 4Q03 and 8% from 1Q03 driven by growth in trust and investment management fees as well as insurance commissions

•	Average loans up 3% and up 10% from 1Q03 and average core deposits up 1% and 8% from 1Q03, reflecting continued private banking momentum

•	AUM increased 2% from 4Q03 and 9% from 1Q03 largely attributable to higher market valuations and continued sales momentum

(See Appendix, page 24 for further discussion of business unit results)

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Wachovia 1Q04 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Global Treasury and Trade Finance, and Principal Investing.

Corporate and Investment Bank

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$593	592	573	568	585	—%	1
Fee and other income	743	622	540	557	546	19	36
Intersegment revenue	(27)	(35)	(30)	(27)	(25)	(23)	8

Total revenue (Tax-equivalent)	1,309	1,179	1,083	1,098	1,106	11	18
Provision for loan losses	(26)	35	10	95	110	—	—
Noninterest expense	618	649	578	561	552	(5)	12
Income taxes (Tax-equivalent)	263	184	184	165	164	43	60

Segment earnings	$454	311	311	277	280	46%	62

Performance and other data
Economic profit	$279	161	138	130	128	73%	118
Risk adjusted return on capital (RAROC)	34.42%	23.36	21.07	19.73	19.22	—	—
Economic capital, average	$4,794	5,169	5,411	5,987	6,320	(7)	(24)
Cash overhead efficiency ratio (Tax-equivalent)	47.17%	55.03	53.39	51.08	49.88	—	—
Lending commitments	$71,190	69,728	69,481	72,275	75,278	2	(5)
Average loans, net	29,760	30,869	31,957	34,407	35,899	(4)	(17)
Average core deposits	$16,840	16,552	16,504	14,826	14,112	2	19
FTE employees	4,355	4,317	4,224	4,229	4,072	1%	7

Record segment earnings of $454 million, up 46% and up 62% from 1Q03

•	Record revenue of $1.3 billion increased 11% and 18% from 1Q03 on strength in market-related businesses

•	Fee income up 19% and 36% from 1Q03 on very strong fixed income trading results, positive principal investing results, record equity capital markets results and higher securities gains from 4Q03 losses

•	Provision recovery of $26 million reflects gross charge-offs of $29 million (39 bps of average loans), and gains and recoveries of $55 million

•	Expenses decreased 5% from 4Q03; personnel costs increased in 1Q04 due to higher production-based incentive expense

•	Average loans decreased 4% on continued reductions in credit facility usage and $186 million of loans that were sold or transferred to held for sale ($149 million sold and $37 million transferred)

•	Total capital declined 7% on continued improvement in credit quality and lower loan outstandings

Corporate and Investment Bank

Sub-segment Revenue

	2004	2003	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	First Quarter
Investment Banking	$572	449	27%
Corporate Lending	466	467	—
Treasury and Trade Finance	238	233	2
Principal Investing	33	(43)	177

Total revenue (Tax-equivalent)	$1,309	1,106	18%

Memorandum:
Total net trading revenue (Tax-equivalent)	$298	275	8%

(See Appendix, pages 25-28 for further discussion of business unit results)

Page-12

Wachovia 1Q04 Quarterly Earnings Report

Asset Quality

Asset Quality

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Nonperforming assets
Nonaccrual loans	$968	1,035	1,391	1,501	1,622	(6)%	(40)
Foreclosed properties	103	111	116	130	118	(7)	(13)

Total nonperforming assets	$1,071	1,146	1,507	1,631	1,740	(7)%	(38)

as % of loans, net and foreclosed properties	0.64%	0.69	0.91	1.00	1.06	—	—

Nonperforming assets in loans held for sale	$67	82	160	167	114	(18)%	(41)

Total nonperforming assets in loans and in loans held for sale	$1,138	1,228	1,667	1,798	1,854	(7)%	(39)

as % of loans, net, foreclosed properties and loans in other assets as held for sale	0.63%	0.69	0.95	1.04	1.08	—	—

Allowance for loan losses
Balance, beginning of period	$2,504	2,631	2,704	2,747	2,798	(5)%	(11)
Net charge-offs	(52)	(156)	(132)	(169)	(195)	(67)	(73)
Allowance relating to loans transferred or sold	(9)	(57)	(22)	(69)	(80)	(84)	(89)
Provision for loan losses related to loans transferred or sold	(8)	24	—	26	25	—	—
Provision for loan losses	52	62	81	169	199	(16)	(74)

Balance, end of period	$2,487	2,504	2,631	2,704	2,747	(1)%	(9)

as % of loans, net	1.49%	1.51	1.59	1.66	1.67	—	—
as % of nonaccrual and restructured loans (a)	257	242	189	180	169	—	—
as % of nonperforming assets (a)	232%	219	175	166	158	—	—

Net charge-offs	$52	156	132	169	195	(67)%	(73)
Commercial, as % of average commercial loans	(0.05)%	0.31	0.21	0.42	0.53	—	—
Consumer, as % of average consumer loans	0.36	0.50	0.51	0.44	0.44	—	—
Total, as % of average loans, net	0.13%	0.39	0.33	0.43	0.49	—	—

Past due loans, 90 days and over, and nonaccrual loans (a)
Commercial, as a % of loans, net	0.78%	0.87	1.20	1.30	1.41	—	—
Consumer, as a % of loans, net	0.77%	0.77	0.76	0.80	0.79	—	—

(a)	These ratios do not include nonperforming assets included in other assets as held for sale.

Key Points

•	Net charge-offs at 13 bps of average loans declined 67% to $52 million, reflecting continued higher than expected recoveries totaling $83 million

—	Gross charge-offs of $135 million or 34 bps were $80 million lower than 4Q03 (54 bps) and recoveries of $83 million were $24 million higher than 4Q03

•	Provision expense of $44 million decreased $42 million and included $8 million benefit associated with loan sales/transfers to held for sale

•	Allowance totaled $2.5 billion, declining $17 million reflecting continued improvement in credit quality; included a $9 million reduction relating to the sale of loans or the transfer of loans to held for sale

—	Allowance to loans declined slightly to 1.49% reflecting continued overall improvement in credit quality

—	Allowance to nonperforming assets improved to 232% from 219% in 4Q03

•	Continued proactive portfolio management actions: sold $320 million of commercial exposure out of the loan portfolio, including $151 million of outstandings including $73 million of nonperforming loans

•	Also transferred $68 million of commercial loan exposure, including $55 million outstanding ($7 million nonperforming) to held for sale

(See Appendix, pages 30-31 for further detail)

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Wachovia 1Q04 Quarterly Earnings Report

2004 Full Year Outlook—Updated

(Versus Full-Year 2003 Unless Otherwise Noted and Reflects Full-Year Effect of Larger Retail Brokerage

Operation vs. 6 months in 2003)

Italics denotes change in outlook

Total Revenue	Expected % growth in low double-digit range

Net Interest Income*	Expected % growth in mid single-digit range

Net Interest Margin	Expected to remain relatively flat excluding the impact of the following items totaling -30 BPS

	Full-year effect of larger brokerage operation	-9 bps
	Securities growth—FDIC-Insured money market sweep	-15 bps
	Full year effect of FIN 46 consolidation	-6 bps

Fee Income	Anticipate % growth in upper teens range

Noninterest Expense	Expected % growth in high single-digit range; marginally lower than revenue

Expected Loan Growth	Expect mid single-digit % growth from 4Q03 (excluding securitizations)

	Consumer	Mid single-digit % growth
	Commercial and Industrial	Mid single-digit % growth
	Small Business	Mid–to-high teens % growth
	Commercial	Mid single-digit % growth
	Large Corporate	Relatively flat
	Commercial real estate	Low single-digit % growth

Charge-offs	25 – 35 bps of average net loans range

Provision expected to be within this range

Effective Tax Rate	Approximately 35% (tax-equivalent)

Capital Ratios

Leverage Ratio	Target > 6.00%

Tier 1 Capital	Target > 8.30%

Dividend Payout Ratio	40% – 50% of earnings (before merger-related and restructuring expenses and other intangible amortization)

Excess Capital	Opportunistically repurchase shares; authorization for 115.2 million shares remaining

Financially attractive, shareholder friendly acquisitions

* We expect 2Q04 net interest income to be down $30-$40 million from 1Q04 levels. Several factors contributed to higher than expected 1Q04 results that are not expected to continue. These factors included slower consumer refinancing activity than expected and higher interest payments on loans returning to performing status, as well as higher than expected commercial loan prepayment fees and income on trading portfolio assets.

Page-14

APPENDIX

TABLE OF CONTENTS

Summary Operating Results	15
Net Interest Income	16
Fee and Other Income	17
Noninterest Expense	18
General Bank	19
Capital Management	22
Wealth Management	24
Corporate and Investment Bank	25
Parent	29
Asset Quality	30
Merger Integration Update	32
Explanation of Our Use of Certain Non-GAAP Financial Measures	35
Reconciliation Of Certain Non-GAAP Financial Measures	36
Cautionary Statement	39

Wachovia 1Q04 Quarterly Earnings Report

Summary Operating Results

Business segment results are presented excluding (i) merger-related and restructuring expenses, (ii) deposit base intangible and other intangible amortization expense, and (iii) the cumulative effect of a change in accounting principle. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments. Several significant refinements have been incorporated for 2004. Business segment results for 2003 have been restated to reflect these changes.

In 1Q04, we updated our cost methodology to better align support costs to our business segments and product lines. The impact to pre-tax segment earnings for full year 2003 as a result of these refinements was $86 million for General Bank, $(27) million for Capital Management, $(20) million for Wealth Management, $3 million for Corporate and Investment Bank, and $(42) million for the Parent.

Also in 1Q04, we reclassified certain income and expense items in Capital Management. Prior year amounts have been restated to be consistent with the current year presentations, and the restatements did not change previously reported net income. These reclassifications changed the previously reported amounts for 4Q03 and full year 2003 by increasing commissions $26 million and $74 million, respectively; increasing fiduciary and asset management fees $5 million and $19 million, respectively; and decreasing advisory, underwriting and other investment banking fees $18 million and $43 million, respectively. Changes to noninterest expense for 4Q03 and full year 2003 were increases in communications and supplies of $3 million and $12 million, respectively; increases of $1 million and $3 million in professional and consulting fees, respectively; and increases in sundry expense of $9 million and $35 million, respectively.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which addresses consolidation of variable interest entities, certain of which are also referred to as special purpose entities. In connection with the adoption of this standard, on July 1, 2003, we consolidated the multi-seller commercial paper conduits administered by us. On March 31, 2004, these conduits had $9.6 billion of assets, including $5.2 billion of securities and $4.3 billion of other earning assets, and $9.6 billion of short-term borrowings. Regulators have approved an interim rule which stipulates that the capital requirements related to assets of conduits consolidated under FIN 46 remain unchanged until April 1, 2004, and have recently indicated that this interim rule is being extended until July 1, 2004. Therefore we have not experienced a change in tier 1 capital due to the consolidation of the conduits, nor do we expect such a change prior to July 1, 2004, when the capital requirements will change.

In December 2003, the FASB issued a revision of FIN 46 referred to as FIN 46R, which we adopted on March 31, 2004. FIN 46R requires the de-consolidation of trusts associated with our trust preferred securities. Accordingly, at March 31, 2004, we de-consolidated these trusts. The de-consolidation did not have a significant impact on our consolidated financial position. We did not consolidate or de-consolidate any other significant variable interest entities in connection with the adoption of FIN 46 and FIN 46R; thus the adoption did not have a material impact on our consolidated financial position or results of operations, other than as indicated above.

Banking regulators have indicated that the capital requirements related to trust preferred securities, if de-consolidated under FIN 46R, remain unchanged until further notice. If the banking regulators change the capital treatment for trust preferred securities, our tier 1 capital would be reduced by the amount of outstanding trust preferred securities but we believe our capital classification would remain unchanged.

Page-15

Wachovia 1Q04 Quarterly Earnings Report

Net Interest Income

(See Table on Page 5)

Net Interest Income Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Average earning assets	$330,320	322,274	303,503	273,875	268,595	2%	23
Average interest-bearing liabilities	289,741	284,005	266,351	239,011	236,304	2	23

Interest income (Tax-equivalent)	4,061	4,016	3,776	3,759	3,785	1	7
Interest expense	1,138	1,074	1,059	1,156	1,184	6	(4)

Net interest income (Tax-equivalent)	$2,923	2,942	2,717	2,603	2,601	(1)%	12

Average rate earned	4.93%	4.96	4.95	5.50	5.68	—	—
Equivalent rate paid	1.38	1.32	1.38	1.69	1.78	—	—

Net interest margin	3.55%	3.64	3.57	3.81	3.90	—	—

In the second half of 2003, we began marketing our FDIC-insured money market deposit account to brokerage sweep customers. We offered this account to customers in early 4Q03, and since then customers have been transferring balances from money market mutual fund accounts to these deposit accounts. We have been investing these deposits in securities that together produce an asset/liability structure that enables us to maintain our desired interest rate sensitivity.

This product has captured $20.5 billion in new deposits to date, up $8.6 billion from 4Q03, of which $11.5 billion derived from Evergreen money market mutual funds (up from $6.8 billion in 4Q03) and $9.0 billion derived from Prudential Financial, Inc., money market funds. These deposits represented $17.0 billion in 1Q04 average core deposits, up $11.5 billion from 4Q03 averages.

Net interest income of $2.9 billion was down slightly from 4Q03, driven to a large extent by the impact of interest rate hedges beginning in mid-December 2003. The decline was less than expected due to several factors. Commercial loan prepayment fees were higher than expected, retail prepayments were lower than anticipated, and we realized interest income resulting from nonperforming commercial loans returning to accrual status.

Net interest margin declined 9 bps to 3.55%, primarily reflecting the investment of additional FDIC-insured money market sweep balances. 1Q04 average sweep balances associated with this initiative were $17.0 billion vs. $5.5 billion in 4Q03.

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed rate debt, fixed rate consumer deposits and floating rate loans, offsets effects on income from balance sheet positions. In 1Q04, net hedge-related derivative income contributed 38 bps to the net interest margin vs. 44 bps in 4Q03.

Average securities rose $3.6 billion vs. 4Q03 on continued investment of FDIC-insured money market sweep balances. Average loans were flat. Average commercial loans were down $260 million vs. 4Q03, due to a $1.1 billion decline in large corporate loans, as well as $412 million in net sales, purchases and transfers to held for sale. Period-end commercial loans increased $712 million, or 1%, primarily driven by growth in middle-market and small business commercial and industrial lending. Average consumer loans were down $159 million, with $1.5 billion growth in the General Bank more than offset by a reduction in the Parent. Purchases, sales and transfers benefited average comparisons by $651 million and partially offset runoff in our mortgage portfolio. Other earning assets were up $3.9 billion, or 8%. Loans held for sale growth was driven by a $1.7 billion increase in prime equity lines, to $9.2 billion, while fed funds sold and securities repos increased $1.2 billion. Margin loans in this category were flat.

Average core deposits increased $14.6 billion vs. 4Q03, as low-cost core deposit growth of 9% outpaced runoff in higher-cost CDs. This growth included an average $9.3 billion in additional low-cost FDIC-insured money market sweep deposits in our retail brokerage business; growth in our remaining businesses was 3%. An additional $2.2 billion in average other core deposits from this product boosted core deposits for the quarter. Average foreign and other time deposits declined $2.8 billion due to strong core deposit growth. Average short-term borrowings declined $6.5 billion due to inflows of deposits related to the sweep product. Long-term debt increased 4% related to the issuance of $2.6 billion in debt in 1Q04.

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Wachovia 1Q04 Quarterly Earnings Report

The following table provides additional detail on our consumer loan portfolio.

Average Consumer Loans—Total Corporation

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Mortgage	$23,558	23,898	22,069	20,343	20,842	(1)%	13
Home equity loans	24,233	24,342	24,255	23,623	22,939	—	6
Home equity lines	3,088	3,140	3,114	3,592	3,366	(2)	(8)
Student	8,908	8,502	7,962	7,710	7,492	5	19
Installment	3,059	3,069	3,428	3,631	3,779	—	(19)
Other consumer loans	5,967	6,021	6,254	6,372	6,507	(1)	(8)

Total consumer loans	$68,813	68,972	67,082	65,271	64,925	—%	6

The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data
	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Commercial loans, net	$97,742	97,030	96,705	97,303	98,800	1%	(1)
Consumer loans, net	69,561	68,541	69,220	65,530	65,422	1	6

Loans, net	167,303	165,571	165,925	162,833	164,222	1	2

Goodwill and other intangible assets
Goodwill	11,233	11,149	11,094	10,907	10,869	1	3
Deposit base	659	757	863	977	1,097	(13)	(40)
Customer relationships	401	396	400	254	258	1	55
Tradename	90	90	90	90	90	—	—
Total assets	410,991	401,032	388,767	364,285	348,064	2	18
Core deposits	217,954	204,660	187,516	187,393	181,234	6	20
Total deposits	232,338	221,225	203,495	201,292	195,837	5	19
Stockholders’ equity	$33,337	32,428	32,813	32,464	32,267	3%	3

Memoranda
Unrealized gains (Before income taxes)
Securities, net	$2,959	2,177	2,346	2,832	2,722
Risk management derivative financial instruments, net	1,576	1,395	2,041	2,090	2,048

Unrealized gains, net (Before income taxes)	$4,535	3,572	4,387	4,922	4,770

Fee and Other Income

(See Table on Page 6)

Fee and other income of $2.8 billion increased 6% from 4Q03, with improved capital markets-related revenue and higher service charge and other banking fee income partially offset by lower held for sale gains, securitization income and securities losses in the investment portfolio. Fees represented 49% of total revenue in 1Q04 vs. 47% in 4Q03.

Service charges rose 8% from 4Q03 to $471 million. Consumer DDA charges were aided by growth in no-fee checking account charges and commercial DDA charges were seasonally stronger.

Other banking fees increased 7% from 4Q03 to $259 million, primarily due to higher debit card interchange fees on growth in volume as well as higher commercial mortgage servicing fees.

Commissions of $792 million were up 2% on stronger brokerage commissions.

Fiduciary and asset management fees grew 1% from 4Q03 to $679 million, primarily due to improving equity markets.

Advisory, underwriting and other investment banking fees fell 10% to $192 million. 4Q03 fees included very strong M&A, asset-backed and structured product results, which more than offset the effect of improved equity capital markets and loan syndications results in 1Q04.

Trading account profits of $74 million were up $69 million from 4Q03. Stronger results in real estate capital markets and mortgage options trading drove the improvement.

Principal investing recorded net gains of $38 million, a $51 million improvement from 4Q03 net losses, with the net improvement primarily due to lower write-downs.

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Wachovia 1Q04 Quarterly Earnings Report

Net securities gains were $2 million in 1Q04, including $29 million in impairment losses vs. 4Q03 losses of $24 million, including $59 million in impairment losses. Net securities gains of $56 million were realized in the Corporate and Investment Bank, primarily due to gains on sales of securities received in settlement for problem loans, compared to losses in that unit of $23 million in 4Q03. These results were partially offset by net losses of $53 million in 1Q04 and net gains of $4 million in 4Q03 in the company’s investment portfolio.

Other income declined $46 million vs. 4Q03. 1Q04 mortgage sale and securitization income was $26 million vs. $28 million in 4Q03. Home equity sale and securitization income was a loss of $5 million in 1Q04 vs. income of $15 million in 4Q03. Net gains from market valuation adjustments on and sales of loans held for sale were $41 million in 1Q04 vs. $77 million in 4Q03. Gains associated with equity collars on our stock (settled in 4Q03) were $19 million in 4Q03. Affordable housing amortization expense decreased seasonally to $12 million in 1Q04 from $39 million in 4Q03.

Noninterest Expense

(See Table on Page 7)

Total noninterest expense declined 3% from 4Q03. Excluding the effect of merger-related and restructuring expenses and intangible amortization, expenses were 2% lower reflecting higher 4Q03 costs associated with business initiatives and discretionary spending. (See pages 32-34 for more information.)

Salaries and employee benefits expense increased 1% or $30 million vs. 4Q03 driven by higher incentive expense on increased revenues during the quarter. The comparison reflects $23 million in 4Q03 costs related to restructuring an employee benefit program due to a tax law change as well as $13 million in non-merger severance expense in 4Q03. Occupancy expense declined $15 million from higher 4Q03 levels, which included a write-off of a lease on real estate. Equipment expense decreased $26 million, primarily reflecting higher depreciation in 4Q03. Professional and consulting fees declined $37 million, reflecting higher seasonal billings in 4Q03. Sundry expense was down 1%.

Other intangible amortization was $112 million in 1Q04 vs. $120 million in 4Q03. Amortization of deposit base intangibles was $98 million and amortization of other intangibles was $14 million.

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Wachovia 1Q04 Quarterly Earnings Report

General Bank

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 9)

Retail and Small Business

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Educaid and other retail businesses.

Retail and Small Business

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,322	1,336	1,358	1,305	1,262	(1)%	5
Fee and other income	444	407	467	490	460	9	(3)
Intersegment revenue	16	19	20	20	20	(16)	(20)

Total revenue (Tax-equivalent)	1,782	1,762	1,845	1,815	1,742	1	2
Provision for loan losses	61	87	87	71	64	(30)	(5)
Noninterest expense	1,042	1,094	1,038	1,038	1,009	(5)	3
Income taxes (Tax-equivalent)	247	212	262	259	244	17	1

Segment earnings	$432	369	458	447	425	17%	2

Performance and other data
Economic profit	$345	298	382	366	339	16%	2
Risk adjusted return on capital (RAROC)	56.02%	48.95	59.19	57.49	54.97	—	—
Economic capital, average	$3,088	3,115	3,148	3,154	3,131	(1)	(1)
Cash overhead efficiency ratio (Tax-equivalent)	58.50%	62.04	56.31	57.14	57.96	—	—
Average loans, net	$67,738	66,128	64,391	62,647	61,053	2	11
Average core deposits	$125,969	124,436	123,707	122,323	119,453	1%	5

Net interest income declined modestly from 4Q03 but rose 5% from 1Q03. Linked quarter performance reflects continued core deposit and consumer loan growth offset by margin compression due largely to lower deposit spreads. Average loans rose 2% vs. 4Q03 driven by a 5% increase in production, primarily home equity and student lending, as well as slower runoff rates in the portfolio. Loans were up 11% from the prior year quarter. Average core deposits grew 1% vs. 4Q03 and 5% from 1Q03. Linked quarter performance reflects continued strong low-cost core deposit growth of 3%, driven by increases in money market, DDA and interest checking, offset by a 3% decline in CDs.

Fee and other income grew 9% vs. 4Q03 and declined 3% from 1Q03. The linked quarter performance was driven by strong growth in NSF charges and interchange fees due to both improving volumes and a stabilization in mix of online and offline transactions. Non-mortgage-related fees grew 11% to $410 million versus a 3% decline in 4Q03. Mortgage-related fee and other income declined 12% to $34 million primarily due to narrowing spreads. These results included $12 million in net gains on mortgage deliveries and servicing sales as compared to $14 million in 4Q03 and $59 million in 1Q03.

Provision for loan losses was 30% lower largely reflecting a return to more normalized levels. 4Q03 which included $21 million pertaining to a change in accounting methodology for charge-offs in residential real estate-secured loans and $3 million relating to the sale/transfer to held for sale of $15 million of loans. Provision expense not pertaining to these actions remained relatively flat linked quarter.

Noninterest expense decreased 5% with reductions in all expense categories. 4Q03 included a $14 million allocation of corporate discretionary expenses. 1Q04 expense reduction was driven by lower equipment costs from higher 4Q03 levels which included increased depreciation on ATMs, lower personnel costs reflecting lower production-based expenses primarily in mortgage and home equity as well as reduced advertising costs.

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Wachovia 1Q04 Quarterly Earnings Report

General Bank—Retail and Small Business Loan Production

Retail and Small Business

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Loan production
Mortgage	$3,106	3,129	6,778	6,776	5,478	(1)%	(43)
Home equity	7,257	6,795	8,907	8,449	7,345	7	(1)
Student	763	541	660	351	895	41	(15)
Installment	123	126	166	174	194	(2)	(37)
Other retail and small business	1,402	1,446	1,511	1,578	1,448	(3)	(3)

Total loan production	$12,651	12,037	18,022	17,328	15,360	5%	(18)

Loan production increased 5% from 4Q03 to $12.7 billion on strength in home equity and student loans. Mortgage originations were relatively flat at $3.1 billion.

Wachovia.com

Wachovia.com

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Online product and service enrollments
Retail	6,637	6,239	5,915	5,609	5,220	6%	27
Wholesale	397	361	340	328	299	10	33

Total online product and service enrollments	7,034	6,600	6,255	5,937	5,519	7	27
Enrollments per quarter	458	375	435	444	444	22	3

Dollar value of transactions (In billions)	$22.0	18.6	15.5	17.8	16.4	18%	34

The dollar value of online transactions increased 18% from 4Q03 and 34% from 1Q03 due to growth in bill payment, fed funds products, and online funds transfers.

Wachovia Contact Center

Wachovia Contact Center Metrics

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Customer calls to
Person	9.5	9.1	9.5	9.7	9.5	4%	—
Voice response unit	36.9	33.4	32.6	31.9	34.3	10	8

Total calls	46.4	42.5	42.1	41.6	43.8	9	6

% of calls handled in 30 seconds or less (Target 70%)	57%	71	62	74	66	—	—%

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Wachovia 1Q04 Quarterly Earnings Report

Commercial

This sub-segment includes Business Banking, Middle-Market Commercial, Commercial Real Estate and Government Banking.

Commercial

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$532	541	525	506	483	(2)%	10
Fee and other income	122	91	92	80	94	34	30
Intersegment revenue	23	30	26	23	22	(23)	5

Total revenue (Tax-equivalent)	677	662	643	609	599	2	13
Provision for loan losses	6	57	34	28	41	(89)	(85)
Noninterest expense	271	290	278	267	270	(7)	—
Income taxes (Tax-equivalent)	146	115	121	114	105	27	39

Segment earnings	$254	200	210	200	183	27%	39

Performance and other data
Economic profit	$157	125	117	101	97	26%	62
Risk adjusted return on capital (RAROC)	38.44%	31.19	29.29	26.92	26.64	—	—
Economic capital, average	$2,296	2,458	2,533	2,557	2,510	(7)	(9)
Cash overhead efficiency ratio (Tax-equivalent)	40.05%	43.76	43.19	43.92	45.01	—	—
Average loans, net	$50,294	50,067	49,987	50,463	49,930	—	1
Average core deposits	$34,700	33,538	31,470	28,968	26,178	3%	33

Net interest income decreased 2% to $532 million from 4Q03 and rose 10% from 1Q03. The decline was largely attributable to lower spreads on deposits. Total loans grew $227 million. Non-commercial real estate loans were up 1% to $31.5 billion on increased demand and higher line utilization from commercial and business bank customers. Core deposit growth of 3% linked quarter and 33% from 1Q03 reflected growth from strength in checking and money market deposits driven by customer acquisition, higher government deposits and increasing customer liquidity.

Fee and other income rose $31 million, or 34%, from 4Q03 and 30% from 1Q03. Linked quarter results include growth in commercial service charges driven by seasonally higher charges and loan sales and held for sale gains of $27 million.

Provision expense decreased $51 million, or 89%, on improving credit quality. Gross charge-offs were $41 million lower than 4Q03. Provision relating to loan sales or transfers to held for sale was $3 million compared with $12 million in 4Q03.

Noninterest expense declined 7% linked quarter and remained relatively flat with 1Q03. 4Q03 expenses included a $7 million allocation of corporate discretionary expenses, as well as higher advertising costs and variable production-based costs.

Page-21

Wachovia 1Q04 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services.

(See Table on Page 10)

Asset Management

This sub-segment consists of the mutual fund business, customized investment advisory services, and Corporate and Institutional Trust Services.

Asset Management

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$9	10	8	6	5	(10)%	80
Fee and other income	269	262	252	240	229	3	17
Intersegment revenue	—	—	(1)	1	(1)	—	—

Total revenue (Tax-equivalent)	278	272	259	247	233	2	19
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	226	226	209	200	187	—	21
Income taxes (Tax-equivalent)	19	17	18	17	17	12	12

Segment earnings	$33	29	32	30	29	14%	14

Performance and other data
Economic profit	$28	23	26	26	24	22%	17
Risk adjusted return on capital (RAROC)	66.11%	55.17	63.86	68.78	69.02	—	—
Economic capital, average	$201	209	198	175	170	(4)	18
Cash overhead efficiency ratio (Tax-equivalent)	81.29%	83.17	80.63	80.82	80.39	—	—
Average loans, net	$139	156	135	135	127	(11)	9
Average core deposits	$1,178	1,381	1,204	1,010	1,094	(15)%	8

Fee and other income increased 3% linked quarter and 17% over 1Q03. The linked quarter increase was driven by modest increases in fees associated with growth in equity assets and the acquisition of Metropolitan West Securities LLC, a securities lending firm. This growth was partially offset by seasonally lower revenues in Corporate and Institutional Trust. The year-over-year increase in fee income was driven by growth in equity and fixed income assets under management and the effect of two Corporate and Institutional Trust acquisitions, including the securities lending business.

Noninterest expense remained flat linked quarter but rose 21% from 1Q03 levels, largely due to the effect of the Corporate and Institutional Trust acquisitions and increased revenue-based incentives. 4Q03 expense included $4 million in overhead allocations associated with corporate discretionary expenditures.

Mutual Funds

	2004		2003								1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
	First Quarter		Fourth Quarter		Third Quarter		Second Quarter		First Quarter
(In billions)	Amount	Fund mix	Amount	Fund mix	Amount	Fund mix	Amount	Fund mix	Amount	Fund mix
Assets under management
Money market	$50	48%	$56	51%	$63	55%	$65	57%	$69	61%	(11)%	(28)
Equity	25	24	24	22	21	19	20	17	18	16	4	39
Fixed income	29	28	29	27	30	26	30	26	26	23	—	12

Total mutual fund assets	$104	100%	$109	100%	$114	100%	$115	100%	$113	100%	(5)%	(8)

Total Assets Under Management

	2004			2003												1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
	First Quarter			Fourth Quarter			Third Quarter			Second Quarter			First Quarter
(In billions)	Amount	Fund mix		Amount	Fund mix		Amount	Fund mix		Amount	Fund mix		Amount	Fund mix
Money market	$63	25%		$67	27%		$72	30%		$75	31%		$78	33%		(6)%	(19)
Equity	74	30		72	29		64	27		63	26		55	24		3	35
Fixed income	114	45		108	44		104	43		101	43		99	43		6	15

Total assets under management	251	100		247	100		240	100		239	100		232	100		2	8

Securities lending	36	n/a		—	n/a		—	n/a		—	n/a		—	n/a		—	—
Total assets under management and securities lending	$287	n/a	%	$247	n/a	%	$240	n/a	%	$239	n/a	%	$232	n/a	%	16%	24

Equity assets under management increased principally on positive net sales. Fixed income assets grew on increased net sales of institutional separate accounts. The decline in money market assets reflects the shift of $5 billion in customer assets into our FDIC-insured money market sweep product during 1Q04.

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Wachovia 1Q04 Quarterly Earnings Report

Retail Brokerage Services

This sub-segment includes Retail Brokerage and Insurance Services.

Retail Brokerage Services

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$109	84	71	30	32	30%	—
Fee and other income	1,086	1,070	1,057	582	527	1	—
Intersegment revenue	(12)	(16)	(15)	(16)	(18)	25	33

Total revenue (Tax-equivalent)	1,183	1,138	1,113	596	541	4	—
Provision for loan losses	—	—	—	—	—	—	—
Noninterest expense	1,009	983	961	495	468	3	—
Income taxes (Tax-equivalent)	64	54	56	38	26	19	—

Segment earnings	$110	101	96	63	47	9%	—

Performance and other data
Economic profit	$76	68	65	48	34	12%	—
Risk adjusted return on capital (RAROC)	36.72%	34.04	34.25	47.30	37.42	—	—
Economic capital, average	$1,205	1,168	1,104	540	511	3	—
Cash overhead efficiency ratio (Tax-equivalent)	85.40%	86.16	86.49	83.18	86.29	—	—
Average loans, net	$—	—	—	2	2	—	—
Average core deposits	$17,161	5,628	418	208	179	—%	—

Net interest income increased 30% to $109 million from $84 million in 4Q03 driven by incremental deposit growth of an average $11.5 billion associated with the movement of money market balances to the FDIC-insured money market sweep product. Period-end deposits increased $8.6 billion due to the sweep product.

Fee and other income increased $16 million, or 1% linked quarter, as growth in brokerage commissions was partially offset by reduced money market fees on assets transferred to the FDIC sweep product. Growth in fees from 1Q03 was primarily due to the retail brokerage transaction* as well as to other growth in the underlying business.

Noninterest expense rose 3% linked quarter driven by higher production-based costs, partially offset by lower brand advertising costs. 4Q03 expense included $5 million in overhead allocations associated with corporate discretionary expenditures. Year-over-year growth was largely due to the retail brokerage transaction.*

Broker client assets increased 2% to $615 billion driven by modest improvement in the equity markets.

*Beginning in 3Q03, the Retail Brokerage Services sub-segment results shown in the above table include 100% of the results of the Wachovia Securities retail brokerage transaction which is the combination of Wachovia’s and Prudential Financial’s retail brokerage operations. This transaction was consummated on July 1, 2003. The entity is a consolidated subsidiary of Wachovia Corporation for GAAP purposes. Wachovia Corporation owns 62% of Wachovia Securities retail brokerage and Prudential Financial, Inc. owns 38%. Prudential Financial’s minority interest is included in minority interest reported in the Parent (see page 29) and in Wachovia Corporation’s consolidated statements of income on a GAAP basis, which differs from our segment reporting as noted on pages 3 and 15. For the three months ended March 31, 2004, Prudential Financial’s pre-tax minority interest on a GAAP basis was $39 million.

The Retail Brokerage Services sub-segment results reported in the above table also includes our Insurance Services sub-segment, as well as additional corporate allocations that are not included in the Wachovia Securities Financial Holdings results.

Capital Management Eliminations

In addition to the above sub-segments, Capital Management results include eliminations among business units. Certain brokerage commissions earned on mutual fund sales by our brokerage sales force are eliminated and deferred in the consolidation of Capital Management reported results. In 1Q04, brokerage revenue and expense eliminations were a reduction of $6 million and $9 million, respectively, and had no material effect on this segment’s earnings.

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Wachovia 1Q04 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$115	115	114	107	103	—%	12
Fee and other income	143	137	132	132	133	4	8
Intersegment revenue	1	1	1	2	1	—	—

Total revenue (Tax-equivalent)	259	253	247	241	237	2	9
Provision for loan losses	—	1	2	5	4	—	—
Noninterest expense	184	188	183	178	174	(2)	6
Income taxes (Tax-equivalent)	27	22	23	22	21	23	29

Segment earnings	$48	42	39	36	38	14%	26

Performance and other data
Economic profit	$32	26	24	24	26	23%	23
Risk adjusted return on capital (RAROC)	45.19%	37.48	35.42	36.27	40.33	—	—
Economic capital, average	$382	392	391	376	358	(3)	7
Cash overhead efficiency ratio (Tax-equivalent)	71.14%	73.84	74.10	74.34	73.11	—	—
Lending commitments	$4,117	4,012	3,843	3,678	3,343	3	23
Average loans, net	10,395	10,072	9,858	9,705	9,447	3	10
Average core deposits	$11,503	11,359	11,101	10,799	10,628	1	8
FTE employees	3,745	3,791	3,802	3,842	3,843	(1)%	(3)

Net interest income of $115 million was flat vs. 4Q03 as balance sheet growth was offset by spread compression on deposits. Average loans grew 3% on increased volume in both the consumer and commercial segments. Core deposit growth of 1% was driven by higher interest checking, CAP and money market balances. Net interest income growth of 12% vs. 1Q03 was driven by loan growth of 10% and core deposit growth of 8%.

Fee and other income increased 4% from 4Q03 on higher trust and investment management fees related to improvements in the equity markets, increased insurance commissions and higher service charges. The 8% year-over-year increase in fee and other income was driven by growth in trust and investment management fees, insurance commissions and service charges.

Noninterest expense was down 2% linked quarter primarily due to lower legal costs. 4Q03 expense included $3 million in overhead allocations associated with corporate discretionary expenditures. Expenses increased 6% vs. 1Q03 on higher incentive costs and corporate advertising expense.

Wealth Management Key Metrics(a)

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Assets under management (b)	$60,200	59,200	56,700	57,100	55,100	2%	9

Client relationships (Actual)	70,630	70,897	70,279	64,719	62,814	—	12
Wealth Management advisors (Actual)	954	960	993	1,027	1,068	(1)%	(11)

(a)	Historical periods restated to reflect subsequent consolidations of client accounts, as well as transfers of assets to other business units.

Future restatements may occur as relationships are moved to channels that best meet client needs

(b)	These assets are managed by and reported in Capital Management.

AUM increased 2% from 4Q03 and 9% from 1Q03, reflecting higher market valuations and sales momentum. AUM were restated due to the transfer of institutional assets to Capital Management, and to the reclassification of certain assets under management to assets under care.

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Wachovia 1Q04 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, Global Treasury and Trade Finance, and Principal Investing.

(See Table on Page 12)

Corporate Lending

This sub-segment includes Large Corporate Lending, Loan Syndications and Leasing.

Corporate Lending

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$278	293	299	299	309	(5)%	(10)
Fee and other income	182	200	189	134	154	(9)	18
Intersegment revenue	6	3	4	3	4	—	50

Total revenue (Tax-equivalent)	466	496	492	436	467	(6)	—
Provision for loan losses	(27)	36	10	95	112	—	—
Noninterest expense	125	127	126	123	122	(2)	2
Income taxes (Tax-equivalent)	138	124	134	83	88	11	57

Segment earnings	$230	209	222	135	145	10%	59

Performance and other data
Economic profit	$120	121	104	52	54	(1)%	122
Risk adjusted return on capital (RAROC)	29.64%	26.96	23.58	16.63	16.22	—	—
Economic capital, average	$2,592	2,993	3,290	3,721	4,162	(13)	(38)
Cash overhead efficiency ratio (Tax-equivalent)	26.93%	25.45	25.61	28.26	26.17	—	—
Average loans, net	$23,765	25,014	26,127	28,899	30,481	(5)	(22)
Average core deposits	$812	924	1,361	1,256	1,304	(12)%	(38)

Net interest income declined $15 million, or 5%, from 4Q03 and $31 million, or 10%, from 1Q03 on lower loans outstanding. Average loans outstanding declined $1.2 billion, or 5%, on the continued reduction in credit facility usage and $149 million in loan sales directly out of the portfolio. Average core deposits declined 12% linked quarter and 38% from 1Q03 driven by the reduction in balances by several large corporate customers.

Fee and other income declined $18 million, or 9%, as strong loan syndication originations and securities gains were more than offset by a decline in held for sale gains. Compared to 1Q03, fee and other income increased $28 million, or 18%, on strong loan syndication origination revenues and higher securities gains. There were $40 million in net gains on securities and other investments in 1Q04 versus $5 million in 4Q03 and losses of $7 million in 1Q03. Gains on loans held for sale were $6 million in 1Q04 versus $75 million in 4Q03 and $36 million in 1Q03.

Provision recovery was $27 million during the quarter vs. expenses of $36 million in 4Q03 and $112 million in 1Q03. 1Q04 included $55 million of gross recoveries vs. $22 million in 4Q03 and $23 million in 1Q03.

Noninterest expense decreased 2% from 4Q03 to $125 million on 4Q03 expenses that included $2 million in overhead allocations associated with discretionary corporate expenses.

Economic capital declined 13% linked quarter and 38% vs. 1Q03 primarily due to the continued decline in loan exposures and continued improvement in credit quality.

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Wachovia 1Q04 Quarterly Earnings Report

Investment Banking

This sub-segment includes Equity Capital Markets, M&A, Equity-Linked Products and the activities of our Fixed Income Division including Interest Rate Products, Credit Products, Structured Products and Non-Dollar Products.

Investment Banking

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$234	215	190	194	197	9%	19
Fee and other income	345	257	197	306	259	34	33
Intersegment revenue	(7)	(13)	(10)	(8)	(7)	46	—

Total revenue (Tax-equivalent)	572	459	377	492	449	25	27
Provision for loan losses	1	(1)	—	3	—	—	—
Noninterest expense	315	328	264	253	247	(4)	28
Income taxes (Tax-equivalent)	92	49	39	87	73	88	26

Segment earnings	$164	83	74	149	129	98%	27

Performance and other data
Economic profit	$128	54	51	122	102	—%	25
Risk adjusted return on capital (RAROC)	52.70%	30.72	30.42	55.73	51.49	—	—
Economic capital, average	$1,230	1,088	1,030	1,091	1,030	13	19
Cash overhead efficiency ratio (Tax-equivalent)	54.93%	71.56	69.52	51.49	54.94	—	—
Average loans, net	$1,689	1,808	1,788	1,805	1,907	(7)	(11)
Average core deposits	$4,901	4,930	4,994	4,414	3,801	(1)%	29

Net interest income increased 9%, or $19 million linked quarter driven by higher trading assets as well as a higher yielding mix of assets. Growth of 19%, or $37 million, from 1Q03 was driven by higher trading assets and 29% growth in escrow deposits in Structured Products commercial mortgage servicing.

Fee and other income increased $88 million, or 34%, to $345 million. 1Q04 results were driven by strength in trading, real estate capital markets and improvement in fixed income securities gains due to 4Q03 security losses. A $70 million improvement in trading profits was driven by interest rate products, commercial mortgage-backed securitizations and non-dollar products trading. Fixed income securities gains were $3 million in the quarter vs. securities losses of $28 million in 4Q03. Fee and other income was up 33% from 1Q03 on strength in fixed income trading and higher securities gains, partially offset by a reduction in equity-linked product results.

Noninterest expense declined 4% from 4Q03 results that included a non-recurring expense of $14 million associated with a write-off of a lease on real estate and $3 million in overhead allocations associated with corporate discretionary expenditures; excluding these two items, expenses increased 2% on higher revenue-based variable pay.

Investment Banking

Net Trading Revenue

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net interest income (Tax-equivalent)	$142	129	107	122	130	10%	9
Trading account profits (losses)	91	21	(30)	67	93	333	(2)
Other fee income	65	67	66	58	52	(3)	25

Total net trading revenue (Tax-equivalent)	$298	217	143	247	275	37%	8

Investment Banking net trading revenue was $298 million for the quarter, an increase of $81 million. The higher trading results were driven by interest rate products, commercial mortgage-backed securitizations and non-dollar products.

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Wachovia 1Q04 Quarterly Earnings Report

Global Treasury and Trade Finance

This sub-segment includes Treasury Services, and International Correspondent Banking and Trade Finance.

Global Treasury and Trade Finance

Performance Summary

	2004	2003				1 Q 04 vs 4 Q 03	1 Q 04 vs 1 Q 03
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$86	85	81	75	78	1%	10
Fee and other income	178	177	179	174	177	1	1
Intersegment revenue	(26)	(25)	(24)	(22)	(22)	4	18

Total revenue (Tax-equivalent)	238	237	236	227	233	—	2
Provision for loan losses	—	—	—	(3)	(3)	—	—
Noninterest expense	169	182	176	172	175	(7)	(3)
Income taxes (Tax-equivalent)	24	20	23	21	22	20	9

Segment earnings	$45	35	37	37	39	29%	15

Performance and other data
Economic profit	$36	25	28	24	28	44%	29
Risk adjusted return on capital (RAROC)	68.77%	50.48	50.36	45.96	51.27	—	—
Economic capital, average	$251	257	275	282	278	(2)	(10)
Cash overhead efficiency ratio (Tax-equivalent)	70.70%	77.01	75.03	75.90	74.73	—	—
Average loans, net	$4,306	4,047	4,042	3,703	3,507	6	23
Average core deposits	$11,127	10,698	10,149	9,156	9,007	4%	24

Net interest income increased 1% linked quarter driven by a 6% increase in average loans and 4% growth in average core deposits. Net interest income was up 10% from 1Q03 on growth in deposits in both Treasury Services and International Correspondent Banking.

Fee and other income of $178 million increased 1% as moderate growth in Treasury Services partially offset the seasonal decline in Trade Finance.

Noninterest expense declined 7% from 4Q03 results that included severance expense of $6 million and $2 million in overhead allocations associated with corporate discretionary expenses; excluding these two items expenses declined 3%. Expenses were down primarily on lower personnel expense and lower volume-based support costs.

The Treasury Services business is managed in the Corporate and Investment Bank. Product revenues and earnings are also realized in other business lines within the company, including the General Bank and Wealth Management. Total treasury services product revenues for the company were $558 million in 1Q04 vs. $542 million in 4Q03 and $502 million in 1Q03.

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Wachovia 1Q04 Quarterly Earnings Report

Principal Investing

This sub-segment includes the public equity, private equity, and mezzanine portfolios and fund investment activities.

Principal Investing

Performance Summary

	2004	2003				1 Q 04	1 Q 04
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	vs 4 Q 03	vs 1 Q 03
Income statement data
Net interest income (Tax-equivalent)	$(5)	(1)	3	—	1	—%	—
Fee and other income	38	(12)	(25)	(57)	(44)	417	186
Intersegment revenue	—	—	—	—	—	—	—

Total revenue (Tax-equivalent)	33	(13)	(22)	(57)	(43)	354	177
Provision for loan losses	—	—	—	—	1	—	—
Noninterest expense	9	12	12	13	8	(25)	13
Income taxes (Tax-equivalent)	9	(9)	(12)	(26)	(19)	—	—

Segment earnings	$15	(16)	(22)	(44)	(33)	194%	145

Performance and other data
Economic profit	$(5)	(39)	(45)	(68)	(56)	87%	91
Risk adjusted return on capital (RAROC)	8.47%	(7.59)	(10.71)	(19.66)	(15.65)	—	—
Economic capital, average	$721	831	816	893	850	(13)	(15)
Cash overhead efficiency ratio (Tax-equivalent)	n/m %	n/m	n/m	n/m	n/m	—	—
Average loans, net	$—	—	—	—	4	—	—
Average core deposits	$—	—	—	—	—	—%	—

Principal investing net gains in 1Q04 were $38 million vs. losses of $12 million in 4Q03 and $44 million in losses in 1Q03. These results reflect $55 million of gross gains and $17 million in gross losses during the quarter. Net gains were attributable to direct equity gains of $35 million and fund investment gains of $3 million.

The carrying value of the principal investing portfolio at the end of 1Q04 was $1.6 billion compared with $1.7 billion in 4Q03. The portfolio at the end of 1Q04 was invested as follows: 50% direct investments (36% direct equity, 14% mezzanine) and 50% fund investments.

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Wachovia 1Q04 Quarterly Earnings Report

Parent

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, minority interest in consolidated subsidiaries, businesses being wound down or divested, and other intangibles amortization.

Parent

Performance Summary

	2004	2003				1 Q 04	1 Q 04
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	vs 4 Q 03	vs 1 Q 03
Income statement data
Net interest income (Tax-equivalent)	$243	263	68	80	130	(8)%	87
Fee and other income	(45)	20	81	85	87	—	—
Intersegment revenue	—	2	—	(2)	1	—	—

Total revenue (Tax-equivalent)	198	285	149	163	218	(31)	(9)
Provision for loan losses	3	(94)	(52)	(4)	5	—	(40)
Noninterest expense	216	213	184	177	192	1	13
Minority interest	79	78	71	16	9	1	—
Income taxes (Tax-equivalent)	(65)	(32)	(76)	(63)	(52)	—	25

Segment earnings	$(35)	120	22	37	64	—%	—

Performance and other data
Economic profit	$(29)	68	4	41	84	—%	—
Risk adjusted return on capital (RAROC)	5.34%	23.72	11.78	17.79	24.91	—	—
Economic capital, average	$2,130	2,102	2,095	2,446	2,448	1	(13)
Cash overhead efficiency ratio (Tax-equivalent)	51.80%	32.93	38.08	28.35	23.99	—	—
Lending commitments	$484	482	492	524	586	—	(17)
Average loans, net	855	2,308	1,666	376	1,506	(63)	(43)
Average core deposits	$1,322	1,215	1,311	1,283	1,344	9	(2)
FTE employees	23,430	23,553	23,745	23,223	23,304	(1)%	1

Net interest income decreased $20 million vs. 4Q03, driven to a large extent by the impact of interest rate hedges beginning in mid-December 2003, partially offset by investments in securities. Average loans decreased $1.5 billion, primarily driven by a 4Q03 securitization of consumer real estate production.

Fee and other income decreased $65 million vs. 4Q03. Net securities losses were $53 million vs. net gains of $4 million in 4Q03. Securitization income of $7 million compared with $29 million in 4Q03. Trading losses of $25 million compared with losses of $19 million in 4Q03. These decreases were more than offset by a reduction in the elimination of affordable housing tax credits recorded in Corporate and Investment Bank fee and other income. These eliminations were $32 million in 1Q04 vs. $82 million in 4Q03, due to normal seasonality in the business. Additionally, 4Q03 results included gains associated with equity collars (settled in 4Q03) of $19 million.

Noninterest expense increased $3 million from 4Q03, primarily driven by higher legal costs, offset by lower intangible amortization. 4Q03 included $23 million in costs related to restructuring an employee benefit program due to a tax law change.

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Wachovia 1Q04 Quarterly Earnings Report

Asset Quality

(See Table on Page 13)

Net charge-offs in the loan portfolio declined 67% from 4Q03 and 73% from 1Q03 to $52 million, decreasing the net charge-off ratio to 0.13% of average net loans from 0.39% in 4Q03 and 0.49% in 1Q03. Gross charge-offs of $135 million, or 0.34% of average loans, were offset by $83 million in recoveries.

Provision for loan losses totaled $44 million. Provision was $42 million, or 49%, lower than 4Q03 and $180 million, or 80% lower than 1Q03. Provision for loans transferred to held for sale or sold was a net benefit of $8 million due to the recovery of lower of cost or market losses on assets sold from the loan portfolio. This amount related to the transfer to held for sale of $68 million of commercial exposure, of which $55 million is outstanding, as well as the sale of commercial and consumer loans directly out of the loan portfolio.

Allowance for loan losses of $2.5 billion, or 1.49% of net loans, declined by $17 million from 4Q03 and by $260 million from 1Q03. The linked quarter reduction included $9 million in total allowance associated with the commercial and consumer loans that were transferred to held for sale or sold.

The allowance to nonperforming loans ratio increased to 257% from 242% in 4Q03, and the allowance to nonperforming assets ratio (excluding NPAs in loans held for sale) increased to 232% versus the prior quarter’s 219%.

Nonperforming Loans

Nonperforming Loans (a)

	2004	2003				1 Q 04	1 Q 04
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	vs 4 Q 03	vs 1 Q 03
Balance, beginning of period	$1,035	1,391	1,501	1,622	1,585	(26)%	(35)

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	819	1,148	1,249	1,371	1,374	(29)	(40)
New nonaccrual loans and advances	183	122	252	291	386	50	(53)
Charge-offs	(50)	(109)	(93)	(135)	(152)	(54)	(67)
Transfers (to) from loans held for sale	(7)	—	(37)	(44)	12	—	—
Transfers (to) from other real estate owned	—	(5)	—	(6)	(1)	—	—
Sales	(73)	(101)	(56)	(29)	(70)	(28)	4
Other, principally payments	(125)	(236)	(167)	(199)	(178)	(47)	(30)

Net commercial nonaccrual loan activity	(72)	(329)	(101)	(122)	(3)	(78)	—

Commercial nonaccrual loans, end of period	747	819	1,148	1,249	1,371	(9)	(46)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	216	243	252	251	211	(11)	2
New nonaccrual loans and advances	5	13	15	22	56	(62)	(91)
Transfers (to) from loans held for sale	—	(13)	(24)	(21)	—	—	—
Sales and securitizations	—	(27)	—	—	(16)	—	—

Net consumer nonaccrual loan activity	5	(27)	(9)	1	40	—	(88)

Consumer nonaccrual loans, end of period	221	216	243	252	251	2	(12)

Balance, end of period	$968	1,035	1,391	1,501	1,622	(6)%	(40)

(a)	Excludes nonperforming loans included in loans held for sale, which at March 31, 2004, and at December 31, September 30, June 30, and March 31, 2003, were $67 million, $82 million, $160 million, $167 million and $108 million, respectively.

Nonperforming loans in the loan portfolio decreased $67 million from 4Q03 and $654 million from 1Q03 and totaled $968 million. Total nonperforming assets including loans held for sale decreased 7% from 4Q03 and 39% from 1Q03 to $1.1 billion.

New inflows to the commercial nonaccrual portfolio increased 50% to $183 million vs. $122 million in 4Q03. Payments and other resolutions reduced nonperforming commercial loan balances by $125 million, or 15% of beginning 1Q04 nonperforming commercial loan balances. In the quarter, $73 million in nonperforming commercial loans were sold directly out of the loan portfolio and $7 million in nonperforming commercial loans were transferred to held for sale.

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Wachovia 1Q04 Quarterly Earnings Report

Loans Held For Sale

Loans Held for Sale

	2004	2003
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Balance, beginning of period	$12,625	10,173	10,088	7,461	6,012

Core business activity
Core business activity, beginning of period	12,504	9,897	9,762	6,937	5,488
Originations/purchases	6,978	8,343	9,271	9,729	8,488
Transfers to (from) loans held for sale, net	(92)	8	(783)	18	(49)
Lower of cost or market value adjustments	—	(8)	(7)	(6)	(46)
Performing loans sold or securitized	(3,770)	(4,484)	(7,253)	(6,171)	(6,491)
Nonperforming loans sold	(2)	(36)	(11)	—	—
Other, principally payments	(1,435)	(1,216)	(1,082)	(745)	(453)

Core business activity, end of period	14,183	12,504	9,897	9,762	6,937

Portfolio management activity
Portfolio management activity, beginning of period	121	276	326	524	524
Transfers to (from) loans held for sale, net
Performing loans	50	29	81	83	244
Nonperforming loans	6	13	61	59	(12)
Lower of cost or market value adjustments	—	5	—	—	40
Performing loans sold	(60)	(108)	(102)	(220)	(147)
Nonperforming loans sold	(8)	(63)	(64)	(2)	(51)
Allowance for loan losses related to loans transferred to loans held for sale	(7)	(17)	(18)	(44)	(55)
Other, principally payments	(3)	(14)	(8)	(74)	(19)

Portfolio management activity, end of period	99	121	276	326	524

Balance, end of period (a)	$14,282	12,625	10,173	10,088	7,461

(a)	Nonperforming assets included in loans held for sale at March 31, 2004, and at December 31, September 30, June 30, and March 31, 2003, were $67 million, $82 million, $160 million, $167 million and $114 million, respectively.

Core Business Activity

In 1Q04, a net $7.0 billion of loans were originated or purchased for sale representing core business activity. We sold or securitized a total of $3.8 billion of loans out of the loans held for sale portfolio. Essentially all of the loans sold were performing.

Portfolio Management Activity

During the quarter, we transferred $68 million in corporate and commercial exposure to held for sale including $55 million of outstandings and $13 million of additional exposure. $59 million of the exposure transferred was performing. At the end of 1Q04, 97% of the $4.3 billion in large corporate and commercial exposure moved to held for sale since 3Q01 has been sold or paid down. The following table provides additional information related to the direct loan sale and securitization activity and the types of loans transferred to loans held for sale.

First Quarter 2004 Loans Securitized or

Sold or Transferred to Held for Sale

Out of Loan Portfolio

	Balance			Direct Allowance Reduction	Provision to Adjust Value	Inflow as Loans Held For Sale
(In millions)	Non- performing	Performing	Total			Non- performing	Performing	Total
Commercial loans	$73	78	151	13	(11)	—	—	—
Consumer loans	—	—	—	—	—	—	—	—

Loans securitized/sold out of loan portfolio	73	78	151	13	(11)	—	—	—

Commercial loans	7	48	55	4	3	4	44	48
Consumer loans	—	—	—	—	—	—	—	—

Loans transferred to held for sale	7	48	55	4	3	4	44	48

Total	$80	126	206	17	(8)	4	44	48

We sold or transferred to held for sale a total of $206 million of loans out of the loan portfolio. All of these were commercial loans. $126 million of these non-flow loan sales/transfers were performing and $80 million were nonperforming.

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Wachovia 1Q04 Quarterly Earnings Report

Merger Integration Update

Estimated Merger Expenses

In connection with the Wachovia Securities retail brokerage transaction, which closed on July 1, 2003, we began recording certain merger-related and restructuring expenses in 3Q03. These expenses are reflected in our income statement. In addition, we recorded purchase accounting adjustments to reflect Prudential Financial’s contributed assets and liabilities at their respective fair values as of July 1, 2003, and to reflect certain exit costs related to Prudential’s contributed businesses, which has the effect of increasing goodwill. These purchase accounting adjustments are preliminary and subject to refinement.

In connection with the First Union/Wachovia merger, we have also been recording certain merger-related and restructuring expenses reflected in our income statement, as well as purchase accounting adjustments relating to recording the former Wachovia’s assets and liabilities at their respective fair values as of September 1, 2001, and certain exit costs relating to the former Wachovia’s businesses. For the 12-month period following the merger consummation, these exits costs were recorded as purchase accounting adjustments, and accordingly, had the effect of increasing goodwill. In accordance with GAAP, as of 4Q02, we began recording former Wachovia exit costs as merger-related and restructuring expenses in our income statement and the fair value purchase accounting adjustments were final as of September 1, 2002.

The following table indicates our progress compared with the estimated merger expenses for each of the respective transactions.

Wachovia Securities Retail Brokerage Transaction

(In millions)	Net Merger- Related and Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$444	684	1,128

Actual expenses
2003	85	118	203
First quarter 2004	55	35	90

Total actual expenses	$140	153	293

(a)	These adjustments represent incremental expenses related to combining the two companies and are specifically attributable to Prudential’s contributed business.
Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant Prudential contributed facilities.
These adjustments are reflected in goodwill and are not charges against income. Depending on the timing of integration actions, certain items projected to be recorded as exit cost purchase accounting adjustments may be recorded as net merger-related and restructuring expenses.

First Union/Wachovia Merger

(In millions)	Net Merger- Related and Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$1,164	251	1,415

Actual expenses
2001	$178	141	319
2002	386	110	496
2003	364	—	364
First quarter 2004	47	—	47

Total actual expenses	$975	251	1,226

(a)	These adjustments represent incremental expenses related to combining the two companies and are specifically attributable to the former Wachovia. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant former Wachovia facilities. These adjustments are reflected in goodwill and are not charges against income.

The total one-time costs for each of these transactions are the sum of total merger-related and restructuring expenses as reported in the following Merger-Related and Restructuring Expenses table and Total after-tax exit cost purchase accounting adjustments (one-time costs) as detailed in the Goodwill and Other Intangibles table on the following pages for each of the respective transactions.

During the quarter, we recorded one-time expenses of $90 million relating to the Wachovia Securities retail brokerage transaction for a cumulative total of $293 million. We also recorded $47 million in the quarter relating to the First Union/Wachovia merger for a cumulative total for that merger of $1.2 billion.

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Wachovia 1Q04 Quarterly Earnings Report

Merger-Related And Restructuring Expenses

Merger-Related and Restructuring Expenses

(Income Statement Impact)

	2004	2003
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Wachovia Securities retail brokerage transaction merger-related and restructuring expenses
Personnel and employee termination benefits	$19	16	13	—	—
Occupancy and equipment	2	2	1	—	—
Advertising	16	—	—	—	—
Contract cancellations and system conversions	15	19	12	—	—
Other	3	5	17	—	—

Total Wachovia Securities retail brokerage transaction merger-related and restructuring expenses	55	42	43	—	—

First Union/Wachovia merger-related and restructuring expenses
Personnel and employee termination benefits	14	30	2	10	3
Occupancy and equipment	13	6	27	29	17
Advertising	1	25	18	15	10
Contract cancellations and system conversions	13	27	44	36	28
Other	6	5	14	6	12

Total First Union/Wachovia merger-related and restructuring expenses	47	93	105	96	70

Other merger-related and restructuring expenses (reversals), net	(3)	—	—	—	(6)

Net merger-related and restructuring expenses	99	135	148	96	64

Prudential Financial’s 38 percent of shared Wachovia/Prudential Financial retail brokerage merger-related and restructuring expenses (minority interest)	(22)	(15)	(16)	—	—
Income taxes (benefits)	(29)	(45)	(49)	(36)	(24)

After-tax net merger-related and restructuring expenses	$48	75	83	60	40

In the quarter, we recorded $33 million in net merger-related and restructuring expenses related to the Wachovia Securities retail brokerage transaction after giving effect to Prudential Financial’s share of these expenses of $22 million. The majority of these expenses related to personnel and employee termination benefits, advertising costs as well as contract cancellation and system conversions costs. We also recorded $47 million of expenses relating to the First Union/Wachovia merger. Personnel and employee termination benefits, occupancy and equipment, contract cancellations and system conversions were the largest categories.

Goodwill and Other Intangibles

Under purchase accounting, the assets and liabilities contributed by Prudential Financial to the Wachovia Securities retail brokerage transaction and the assets and liabilities of the former Wachovia are recorded at their respective fair values as of July 1, 2003, and September 1, 2001, respectively, as if they had been individually purchased in the open market. The premiums and discounts that resulted from the purchase accounting adjustments to financial instruments are accreted/amortized into income/expense over the estimated term of the respective assets and liabilities, similar to the purchase of a bond at a premium or discount. This results in a market yield in the income statement for those assets and liabilities. Assuming a stable market environment from the date of purchase, we would expect that as these assets and liabilities mature, they could generally be replaced with instruments of similar yields.

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Wachovia 1Q04 Quarterly Earnings Report

The fair value purchase accounting adjustments relating to the Wachovia Securities retail brokerage transaction are preliminary estimates and are subject to further refinement for up to one year from July 1, 2003.

Preliminary Goodwill and Other Intangibles Created by the Wachovia Securities Retail Brokerage Transaction

	2004	2003
(In millions)	First Quarter	Fourth Quarter	Third Quarter
Contributed value less book value of net assets contributed by Prudential Financial, Inc. as of July 1, 2003 (a)	$118	118	140

Fair value purchase accounting adjustments (b)
Premises and equipment	136	136	136
Other	59	33	6
Income taxes	(67)	(67)	(56)

Total fair value purchase accounting adjustments	128	102	86

Exit cost purchase accounting adjustments (c)
Personnel and employee termination benefits	34	22	—
Occupancy and equipment	88	77	76
Other	31	19	17

Total pre-tax exit costs	153	118	93
Income taxes	(56)	(42)	(32)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	97	76	61

Total purchase intangibles	343	296	287
Customer relationships intangibles (Net of income taxes)	91	91	91

Preliminary goodwill	$252	205	196

(a)	3Q03 based on preliminary valuation of net assets contributed.
(b)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities contributed by Prudential Financial to their fair values as of July 1, 2003.
(c)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to those businesses contributed by Prudential Financial.

In 1Q04 we recorded certain refinements to our initial estimates of the fair value of the assets and liabilities contributed by Prudential Financial in the Wachovia Securities retail brokerage transaction and recorded additional exit cost purchase accounting adjustments. Together, these adjustments resulted in an after-tax net increase to goodwill of $47 million. This amount includes an additional $35 million in pre-tax exit cost purchase accounting adjustments principally pertaining to occupancy and equipment, and personnel and employee termination benefits and contract cancellations associated with assets contributed by Prudential Financial. As of March 31, 2004, the goodwill attributable to this transaction totaled $252 million.

Goodwill and Other Intangibles Created by the First Union/Wachovia Merger—Final

(In millions)
Purchase price less former Wachovia ending tangible stockholders' equity as of September 1, 2001	$7,466

Fair value purchase accounting adjustments (a)
Financial assets	836
Premises and equipment	167
Employee benefit plans	276
Financial liabilities	(13)
Other, including income taxes	(154)

Total fair value purchase accounting adjustments	1,112

Exit cost purchase accounting adjustments (b)
Personnel and employee termination benefits	152
Occupancy and equipment	85
Gain on regulatory-mandated branch sales	(47)
Contract cancellations	8
Other	53

Total pre-tax exit costs	251
Income taxes	(73)

Total after-tax exit cost purchase accounting adjustments (One-time costs)	178

Total purchase intangibles	8,756
Deposit base intangible (Net of income taxes)	1,194
Other identifiable intangibles (Net of income taxes)	209

Goodwill as of March 31, 2004	$7,353

(a)	These adjustments represent fair value adjustments in compliance with business combination accounting standards and adjust assets and liabilities of the former Wachovia to their fair values as of September 1, 2001.
(b)	These adjustments represent incremental expenses relating to combining the two companies and are specifically attributable to the former Wachovia.

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Wachovia 1Q04 Quarterly Earnings Report

Explanation of Our Use of Certain Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this quarterly earnings report includes certain non-GAAP financial measures, including those presented on pages 2 and 4 under the captions “Earnings Reconciliation”, and “Other Financial Measures”, each with sub-headings “— Earnings excluding merger-related and restructuring expenses, and cumulative effect of a change in accounting principle” and “—Earnings excluding merger-related and restructuring expenses, other intangible amortization and cumulative effect of a change in accounting principle”, and which are reconciled to GAAP financial measures on pages 36-38. In addition, in this quarterly earnings report certain designated net interest income amounts are presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes that the exclusion of merger-related and restructuring expenses, and the cumulative effect of a change in accounting principle permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Wachovia’s management internally assesses the company’s performance. Those non-operating items are excluded from Wachovia’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization, Wachovia believes that the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. Wachovia’s management makes recommendations to its board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, other intangible amortization and the cumulative effect of a change in accounting principle (cash earnings), and has communicated certain cash dividend payout ratio goals to investors. Management believes that the cash dividend payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor Wachovia’s dividend payout policy. Wachovia also believes that the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Wachovia operates one of the largest retail brokerage businesses in our industry, and we have presented an overhead efficiency ratio excluding these brokerage services, which management believes is useful to investors in comparing the performance of our banking business with other banking companies.

Although Wachovia believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

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Wachovia 1Q04 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

Reconciliation of Certain Non-GAAP Financial Measures

		2004	2003
(Dollars in millions, except per share data)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net income
Net income (GAAP)	A	$1,251	1,100	1,105	1,032	1,027
After tax change in accounting principle (GAAP)		—	—	(17)	—	—

Income before change in accounting principle (GAAP)		1,251	1,100	1,088	1,032	1,027
After tax merger-related and restructuring expenses (GAAP)		48	75	83	60	40

Income before change in accounting principle, excluding merger-related and restructuring expenses	B	1,299	1,175	1,171	1,092	1,067
After tax other intangible amortization (GAAP)		69	74	79	81	88

Income before change in accounting principle, excluding after tax merger-related and restructuring expenses, and other intangible amortization (Cash basis)	C	$1,368	1,249	1,250	1,173	1,155

Net income available to common stockholders
Net income available to common stockholders (GAAP)	D	$1,251	1,100	1,105	1,031	1,023
After tax merger-related and restructuring expenses (GAAP)		48	75	83	60	40
After tax change in accounting principle (GAAP)		—	—	(17)	—	—

Net income available to common stockholders, excluding merger-related and restructuring expenses	E	1,299	1,175	1,171	1,091	1,063
After tax other intangible amortization (GAAP)		69	74	79	81	88

Net income available to common stockholders, excluding after tax merger-related and restructuring expenses, and other intangible amortization (Cash basis)	F	$1,368	1,249	1,250	1,172	1,151

Return on average assets
Average assets (GAAP)	G	$398,534	388,830	376,706	341,718	337,281
Average intangible assets (GAAP)		(12,351)	(12,380)	(12,250)	(12,250)	(12,386)

Average tangible assets (GAAP)	H	$386,183	376,450	364,456	329,468	324,895

Average assets (GAAP)		$398,534	388,830	376,706	341,718	337,281
Merger-related and restructuring expenses (GAAP)		20	199	138	63	18
Change in accounting principle		—	—	(14)	—	—

Average assets, excluding merger-related and restructuring expense, and change in accounting principle	I	398,554	389,029	376,830	341,781	337,299
Average intangible assets (GAAP)		(12,351)	(12,380)	(12,250)	(12,250)	(12,386)

Average tangible assets (Cash basis)	J	$386,203	376,649	364,580	329,531	324,913

Return on average assets
GAAP	A/G	1.26%	1.12	1.16	1.21	1.23
Excluding merger-related and restructuring expenses	B/I	1.31	1.20	1.23	1.28	1.28
Return on average tangible assets
GAAP	A/H	1.30	1.16	1.20	1.26	1.28
Cash basis	C/J	1.42%	1.32	1.36	1.43	1.44

Table continued on next page.

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Wachovia 1Q04 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

Reconciliation of Certain Non-GAAP Financial Measures
		2004	2003
(Dollars in millions, except per share data)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Return on average common stockholders’ equity
Average common stockholders’ equity (GAAP)	K	$32,737	32,141	31,985	32,362	32,052
Merger-related and restructuring expenses (GAAP)		20	199	138	63	18
Change in accounting principle		—	—	(14)	—	—

Average common stockholders’ equity,
excluding merger-related and restructuring
expenses, and change in accounting principle	L	32,757	32,340	32,109	32,425	32,070
Average intangible assets (GAAP)	M	(12,351)	(12,380)	(12,250)	(12,250)	(12,386)

Average common stockholders’ equity (Cash basis)	N	$20,406	19,960	19,859	20,175	19,684

Return on average common stockholders’ equity
GAAP	D/K	15.37%	13.58	13.71	12.78	12.94
Excluding merger-related and restructuring expenses, and change in accounting principle	E/L	15.95	14.41	14.46	13.49	13.45
Return on average tangible common
stockholders’ equity
GAAP	D/K+M	24.68	22.09	22.22	20.56	21.10
Cash basis	F/N	26.97%	24.83	24.97	23.32	23.71

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 36 through 38 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/G), and annualized where appropriate.

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Wachovia 1Q04 Quarterly Earnings Report

Reconciliation Of Certain Non-GAAP Financial Measures

Reconciliation of Certain Non-GAAP Financial Measures

		2004	2003
(Dollars in millions, except per share data)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Overhead efficiency ratios
Noninterest expense (GAAP)	O	$3,656	3,766	3,570	3,001	2,905
Merger-related and restructuring expenses (GAAP)		(99)	(135)	(148)	(96)	(64)

Noninterest expense, excluding merger-related and restructuring expenses	P	3,557	3,631	3,422	2,905	2,841
Other intangible amortization (GAAP)		(112)	(120)	(127)	(131)	(140)

Noninterest expense (Cash basis)	Q	$3,445	3,511	3,295	2,774	2,701

Net interest income (GAAP)		$2,861	2,877	2,653	2,540	2,537
Tax-equivalent adjustment		62	65	64	63	64

Net interest income (Tax-equivalent)		$2,923	2,942	2,717	2,603	2,601
Fee and other income (GAAP)		2,757	2,604	2,616	2,158	2,066

Total	R	$5,680	5,546	5,333	4,761	4,667

Retail Brokerage Services, excluding insurance
Noninterest expense (GAAP)	S	$989	957	941	472	447

Net interest income (GAAP)		$107	82	69	30	31
Tax-equivalent adjustment		—	1	—	—	—

Net interest income (Tax-equivalent)		107	83	69	30	31
Fee and other income (GAAP)		1,031	1,008	1,001	532	472

Total	T	$1,138	1,091	1,070	562	503

Overhead efficiency ratios
GAAP	O/R	64.36%	67.90	66.95	63.03	62.25
Excluding merger-related and restructuring expenses	P/R	62.61	65.45	64.18	61.02	60.87
Excluding merger-related and restructuring expenses, and brokerage	P-S/R-T	56.52	60.00	58.23	57.93	57.49
Cash basis	Q/R	60.64	63.28	61.79	58.27	57.87
Cash basis excluding brokerage	Q-S/R-T	54.06%	57.30	55.24	54.81	54.13

Operating leverage
Operating leverage (GAAP)		$244	18	2	(1)	293
After tax merger-related and restructuring expenses (GAAP)		(36)	(12)	52	31	(80)

Operating leverage, excluding merger-related and restructuring expenses		208	6	54	30	213
After tax other intangible amortization (GAAP)		(8)	(7)	(4)	(9)	(8)

Operating leverage (Cash basis)		$200	(1)	50	21	205

Dividend payout ratios on common shares
Dividends paid per common share	U	$0.40	0.35	0.35	0.29	0.26

Diluted earnings per common share (GAAP)	V	$0.94	0.83	0.83	0.77	0.76
Merger-related and restructuring expenses (GAAP)		0.04	0.05	0.06	0.04	0.03
Other intangible amortization (GAAP)		0.05	0.06	0.05	0.06	0.07
Change in accounting principle (GAAP)		—	—	(0.01)	—	—

Diluted earnings per common share (Cash basis)	W	$1.03	0.94	0.93	0.87	0.86

Dividend payout ratios (GAAP)
GAAP	U/V	42.55%	42.17	42.17	37.66	34.21
Cash basis	U/W	38.83%	37.23	37.63	33.33	30.23

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 36 through 38 are calculated.
For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/G), and annualized where appropriate.

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Wachovia 1Q04 Quarterly Earnings Report

Cautionary Statement

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, (ii) statements relating to the benefits of the retail securities brokerage combination transaction between Wachovia and Prudential Financial, Inc., completed July 1, 2003 (the “Brokerage Transaction”), including future financial and operating results, cost savings, enhanced revenues and the accretion of reported earnings that may be realized from the Brokerage Transaction, and (iii) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially’, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses involved in the Brokerage Transaction will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Brokerage Transaction may not be fully realized or realized within the expected time frame; (3) revenues following the Brokerage Transaction may be lower than expected; (4) customer attrition, operating costs, and business disruption following the Brokerage Transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (6) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (7) inflation, interest rate, market and monetary fluctuations; (8) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (9) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; and (10) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated April 19, 2004.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Brokerage Transaction or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

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